LA CROSSE FUNDS, INC.
LA CROSSE LARGE CAP STOCK FUND

Supplement to Prospectus dated February 28, 2002.
This supplement is dated June 17, 2002

On June 6, 2002 Steven J. Hulme resigned as portfolio manager, president and director of La Crosse Funds, Inc. (the "Fund"). Kent Handel will replace Mr. Hulme as President and Secretary of the Fund. On June 6, 2002, Randy L. Van Rooyen assumed the position of portfolio manager of the Fund for La Crosse Advisers, L.L.C. (the "Adviser"), the Fund's investment adviser. Since 1998, Mr. Van Rooyen has held the position of Trust Investment Officer with North Central Trust Company's ("North Central") investment division. North Central is the parent company to the Adviser. Prior to that Mr. Van Rooyen served as a registered representative with River Financial Services. Mr. Van Rooyen is a graduate of the University of Wisconsin, La Crosse with a major in finance.

PROSPECTUS
February 28, 2002

                                     [Logo]

                              LA CROSSE FUNDS, INC.

                         LA CROSSE LARGE CAP STOCK FUND

                                  P.O. Box 717
                         Milwaukee, Wisconsin 53201-0717
                            Telephone: 1-888-661-7600

--------------------------------------------------------------------------------

         The investment objective of the LA CROSSE LARGE CAP STOCK FUND (the "Fund") is long-term capital appreciation and income. The Fund invests primarily in common stocks of large capitalization companies. La Crosse Advisers, L.L.C. (the "Adviser"), a subsidiary of North Central Trust Company ("North Central"), is the investment adviser to the Fund. The Fund is a long-term investment, intended to complement your other investments.

         This Prospectus contains important information you should consider before you invest in the Fund, including information about risks. Please read it carefully and keep it for future reference.


                          ----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

HIGHLIGHTS........................................................................................................3


PERFORMANCE HISTORY...............................................................................................4


FEES AND EXPENSES OF THE FUND.....................................................................................5


INVESTMENT OBJECTIVE..............................................................................................6


HOW THE FUND INVESTS AND RELATED RISKS............................................................................6


FUND MANAGEMENT AND DISTRIBUTION..................................................................................7


YOUR ACCOUNT......................................................................................................8


VALUATION OF FUND SHARES.........................................................................................13


SHAREHOLDER COMMUNICATIONS.......................................................................................13


DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS, AND TAX TREATMENT........................................................13


FINANCIAL HIGHLIGHTS.............................................................................................14


ADDITIONAL INFORMATION...........................................................................................15



         In deciding whether to invest in the Fund, you should rely only on information in this Prospectus or the Statement of Additional Information ("SAI"). The Fund has not authorized others to provide additional information. The Fund does not authorize use of this Prospectus in any state or jurisdiction where the offering cannot legally be made.

HIGHLIGHTS
--------------------------------------------------------------------------------

-->  WHAT IS THE GOAL OF THE FUND?

         The Fund's goal is long-term capital appreciation and income. This goal is sometimes referred to as the Fund's investment objective. You should consider the Fund's current income goal as secondary to the Fund's goal of capital appreciation. The Fund cannot guarantee that it will achieve its goal. For more information, see "Investment Objective" and "How the Fund Invests and Related Risks."

-->  WHAT ARE THE FUND'S INVESTMENT STRATEGIES?

         The Fund invests primarily in common stocks. The Fund will emphasize investments in the common stocks of U.S. large capitalization companies. In trying to achieve its goal, the Fund's common stocks will be those that the Adviser believes are undervalued relative to the company's future earnings potential and future expected earnings growth. The Fund also tries to choose investments that will pay current income, usually dividends. For more information, see "How the Fund Invests and Related Risks."

-->  WHAT ARE THE MAIN RISKS OF INVESTING IN THE FUND?

         The main risks of investing in the Fund are:

         - STOCK MARKET RISK. Stock funds like the Fund are subject to stock market risks and significant fluctuations in value. If the stock market declines in value, the Fund is likely to decline in value. Increases or decreases in value of stocks are generally greater than for bonds or other income investments.

         - STOCK SELECTION RISK. The stocks selected by the Adviser for inclusion in the Fund's portfolio may decline in value or not increase in value when the stock market in general is rising.

         - NOT BANK INSURED. An investment in the Fund is not a deposit of a bank and not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         You should be aware that you may lose money by investing in the Fund. The Fund may not be a complete investment program for the equity portion of your portfolio.

-->  IS THE FUND AN APPROPRIATE INVESTMENT FOR ME?

         The Fund is suitable for long-term investors only. The Fund is not a short-term investment vehicle. An investment in the Fund may be appropriate if:

         -    your goal is long-term capital appreciation and income;

         - you do not require significant current income from this investment; and

         - you are willing to accept short-term to intermediate-term fluctuations in investment value.

PERFORMANCE HISTORY
--------------------------------------------------------------------------------

         The return information provided in the bar chart and table below illustrate how the Fund's performance can vary, which is one indication of the risks of investing in the Fund. The information shows changes in the Fund's performance and shows how the Fund's annual return compares with that of a broad-based measure of market performance. Please keep in mind that past performance, before and after taxes, is not necessarily indicative of future returns.


                          CALENDAR YEAR TOTAL RETURNS

                                  [BAR GRAPH]

1999                    10.05%
2000                     6.80%
2001                   -10.67%


                        BEST AND WORST QUARTERLY RETURNS

             BEST                                            WORST

            10.50%                                          -15.03%
      (4th quarter, 1999)                             (3rd quarter, 2001)


              AVERAGE ANNUAL TOTAL RETURNS AS OF DECEMBER 31, 2001

-------------------------------------------------------------------------------------------------------------------
                                                                              1 YEAR             LIFE OF FUND(1)
Return Before Taxes                                                           -10.67%                 1.64%
Return After Taxes on Distributions(2)                                        -10.94%                 1.10%
Return After Taxes on Distributions and Sale of Fund Shares                   - 6.49%                 1.18%
S&P 500(R) Index(3)                                                           -11.89%                -1.03%
Lipper Large Cap Value Index(4)                                               - 8.58%                 1.08%
(The indexes presented reflect no deduction for fees, expenses or taxes)

(1)   Since December 31, 1998

(2) After tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax deferred arrangements, such as 401(k) plans or individual retirement accounts.

(3) The S&P(R) 500 Index is an unmanaged index of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The Index is heavily weighted toward stocks with large market capitalizations and represents approximately two-thirds of the total market value of all domestic common stocks.

(4) The Lipper Large Cap Value Index is an unmanaged index that focuses on stock mutual funds investing primarily in companies with large market capitalizations that are considered undervalued relative to major stock indices based on price-to-current earnings and price-to-book ratios.

FEES AND EXPENSES OF THE FUND
--------------------------------------------------------------------------------

         This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)

Maximum sales charge (load) imposed on purchases (as a                           None
   percentage of offering price)
Maximum deferred sales charge (load) imposed on redemptions (as                  None
   percentage of amount redeemed)
Redemption fee (as a percentage of amount redeemed)(1)                           None

ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from Fund assets) (2)

Management fees(3)                                                              0.75%
Distribution and service (12b-1) fees                                            None
Other expenses(3)                                                               0.40%
Total annual Fund operating expenses(3)                                         1.15%
Fee waiver/expense reimbursement(3)                                             0.15%
                                                                                -----
Net Expenses                                                                    1.00%
                                                                                =====

(1) If you redeem shares by wire, you will be charged a $15 service fee. See "Your Account--Redeeming Shares."

(2) These expenses do not appear on your account statement, but instead reduce the amount of total return you receive.

(3) The Adviser has agreed until March 31, 2003 to waive its management fee and/or reimburse the Fund's operating expenses to the extent necessary to ensure that the total annual operating expenses for the Fund, which include management and administration fees, but which exclude interest, taxes, brokerage commissions and other costs incurred in connection with the purchase and sale of portfolio securities, and extraordinary items, do not exceed 1.00%. "Other expenses" are presented before any such waivers/reimbursements. If "other expenses" were calculated based on such waivers and/or reimbursements, other expenses and total annual operating expenses for the Fund would be 0.25% and 1.00%, respectively. The Adviser is entitled to recoup amounts waived or reimbursed for a period of up to three years from the date such amounts were reimbursed or waived. For additional information, see "Fund Management and Distribution--Management."

EXAMPLE

         The following Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's total annual operating expenses remain the same each year. Please note that the one year number is based on the Fund's net expenses resulting from the expense cap agreement described above. Because the Fund's expense cap agreement is not effective after March 31, 2003, the three year, five year and ten year numbers are based on the Fund's expenses before any waivers or reimbursements. Although your actual costs may be higher or lower, based on these assumptions, your costs would be as follows:

    1 Year         3 Years       5 Years       10 Years
    ------         -------       -------       --------
     $102            $350          $618         $1,384

INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------

         The Fund's investment objective is to seek long-term capital appreciation and income.

HOW THE FUND INVESTS AND RELATED RISKS
--------------------------------------------------------------------------------

         The Adviser will attempt to achieve the Fund's investment objective by investing the Fund's assets in U.S. companies that have a large market capitalization ("large-cap companies"). The Adviser will invest at least 80% of the Fund's assets in stocks of companies with market capitalizations of $5 billion or more under normal market conditions. The Adviser's strategy under normal market conditions is to be fully invested, holding securities for their long-term total return potential over a three- to five-year time frame.

         When making purchase decisions for the Fund, the Adviser uses an internally developed model, based principally on the dividend discount model, to establish the Adviser's value of a company. The Adviser's model attempts to quantify individual company risk based on factors such as financial strength and stability of earnings. In determining a company's value using this approach, the Adviser values each company in which it may invest based on its future earnings potential and future expected growth of those earnings.

         The Adviser reviews and may adjust its valuation in light of valuations and fundamental research reports prepared by others in the securities industry. The Adviser then prepares a list of securities for inclusion in the Fund's portfolio based upon these valuations and purchases the securities when their prices fall within a pre-determined range. Securities included on this list as well as those securities which are purchased for the Fund are monitored for variations from expectations regarding capital growth or dividend policy. The Adviser intends to maintain broad diversification within economic sectors and industries. The Adviser monitors the exposure to economic sectors relative to the S&P 500 setting. In addition, the Adviser also monitors the exposure in any individual investment, striving to include between 40 and 100 different stocks in the Fund's portfolio at any given time.

         The Adviser makes sell decisions for the Fund based on a number of factors, including significant deterioration in a company's underlying fundamentals, strong price appreciation suggesting an overweighted position or overvalued security, change in theme or sector orientation, or better relative value in other securities.

         The Fund will invest primarily in common stocks. Common stocks generally increase or decrease in value based on the earnings of a company and on general industry and market conditions. Because the Fund invests a significant amount of its assets in common stocks, it is likely to have greater fluctuations in share price than a fund that invests a significant portion of its assets in fixed-income securities. Stock funds like the Fund are subject to stock market risks and significant fluctuations in value. If the stock market declines in value, the Fund is likely to decline in value and such declines may not correspond to the changes in value of the stock market overall. For example, the Fund's decline in value may be greater than of the market as a whole. Changes in the value of stocks have generally been greater than for bonds or other fixed-income investments. The Fund's portfolio itself is subject to the risk that the Adviser may select stocks that decline in value or not increase in value when the stock market in general is rising. In addition, the Adviser may not or may not be able to sell stocks at an optimal time or price.


TEMPORARY STRATEGIES

         Prior to investing the proceeds from sales of Fund shares, to meet ordinary daily cash needs, and to retain the flexibility to respond promptly to adverse changes in market and economic conditions, the Fund may hold cash and/or invest all or a portion of its assets in money market instruments or other investment grade short-term fixed-income securities issued by private and governmental institutions. It is impossible to predict when or for how long the Adviser may employ these strategies for the Fund. To the extent the Fund engages in any of these temporary strategies, the Fund may not achieve its investment objective. Although not part of its principal investment strategy, the Fund may occasionally invest a limited portion of its assets in foreign securities, illiquid securities and stock index options. See the Fund's SAI for additional information.

FUND MANAGEMENT AND DISTRIBUTION
--------------------------------------------------------------------------------

MANAGEMENT

         The Fund has entered into an Investment Advisory Agreement with the Adviser under which the Adviser manages the Fund's investments and business affairs, subject to the supervision of the Fund's Board of Directors.

         Under the Investment Advisory Agreement, not only is the Adviser responsible for management of the Fund's assets, but also for portfolio transactions and brokerage.


         ADVISER. The Adviser was organized as a Wisconsin limited liability company in June 1998 and is located at 311 Main Street, La Crosse, Wisconsin 54602. North Central Trust Company, a Wisconsin trust company ("North Central"), is the parent company of the Adviser. Under the Investment Advisory Agreement, the Fund pays the Adviser an annual management fee of 0.75% of the Fund's average daily net assets. The advisory fee is accrued daily and paid monthly. For the fiscal year ended October 31, 2001, the Adviser waived a portion of its management fee and reimbursed a portion of the Fund's other expenses so that the Fund's total operating expenses (on an annual basis) did not exceed 1.00% of its average daily net assets. The Adviser has agreed to continue to waive its management fee and/or reimburse Fund operating expenses until March 31, 2003 to the extent necessary to ensure that the total annual operating expenses for the Fund will not exceed 1.00% of average daily net assets. Any waivers or reimbursements will have the effect of lowering the overall expense ratio for the Fund and increasing its overall return to investors at the time any such amounts were waived and/or reimbursed. The Adviser is entitled to recoup amounts waived or reimbursed for a period of up to three years from the date such amounts were reimbursed or waived.


         PORTFOLIO MANAGER. Steven J. Hulme is the President, Secretary, portfolio manager and a Director of the Fund. Since 1993, Mr. Hulme has served as Vice President and head of North Central's investment division, during which time he has managed the common and collective trust funds of North Central. He is also the President, a Director and a Member of the Adviser. Mr. Hulme received his undergraduate degree from the University of Nebraska and his MBA from the University of Chicago. Mr. Hulme is a Chartered Financial Analyst.

SERVICE PROVIDERS

         Certain administrative and other functions are performed on behalf of the Fund by related and unrelated service providers. North Central acts as custodian of the Fund's assets. Sunstone Financial Group, Inc. acts as the Fund's dividend-disbursing and transfer agent (the "Transfer Agent") and as the Fund's administrator and fund accountant. Sunstone Distribution Services, LLC, a registered broker-dealer and member of the National Association of Securities Dealers, Inc. (the "NASD"), acts as the distributor of the Fund's shares.

YOUR ACCOUNT
--------------------------------------------------------------------------------

NET ASSET VALUE

         Shares of the Fund are offered and sold on a continual basis at the net asset value per share which is next computed after both a properly completed purchase application and payment are received by the Transfer Agent.


INVESTING IN THE FUND

         To open an account and invest in Fund shares, you should:

         1.       Read this Prospectus carefully.

         2. Determine how much you would like to invest. When you open an account with the Fund, you must invest at least:

                  -        Non-retirement account:                        $2,000

                  -        Retirement account:                              $250

                  -        Automatic Investment Plan ("AIP"):               $100

                  When you add to an account, you must invest at least:

                  -        Non-retirement account:                          $100

                  -        Retirement account:                               $50

                  The Fund may change or waive these minimums at any time. You will be given at least 60 days' notice of any increase in the minimum dollar amount of purchases.

         3. Complete the appropriate parts of the purchase application, carefully following the instructions. If you have questions about the purchase application, please contact the Fund at 1-888-661-7600. Purchase applications will be accepted by the Transfer Agent. The Fund will not accept your account if you are investing for another person as attorney-in-fact. The Fund also will not accept accounts with a "Power of Attorney" or "POA" in the registration section of the purchase application.

         4. Make your initial investment, and any subsequent investments, following the instructions set forth below. Purchase applications are not binding on the Fund until accepted. The Fund reserves the right to accept or reject a purchase application in whole or in part. The Fund also reserves the right to limit or suspend, without prior notice, the offering of its shares.


PURCHASING SHARES

         OPENING AN ACCOUNT BY MAIL. You may open an account by mail as follows:

         - Please complete the purchase application. You may duplicate any application or you can obtain additional copies of the purchase application from the Fund by calling 1-888-661-7600.

         - Write a check in an amount equal to the amount that you would like to invest in the Fund. Make the check payable to "La Crosse Large Cap Stock Fund." You must make your purchase in U.S. dollars. Your check must be drawn on a U.S. bank, savings and loan institution or credit union. You may not make your purchase with cash, credit cards or third party checks.

         -        Mail your completed purchase application and check to:

                  La Crosse Funds, Inc.
                  P.O. Box 717
                  Milwaukee, WI  53201-0717

              OR

              Send your completed purchase application and check by overnight or express mail to:

                  La Crosse Funds, Inc.
                  c/o Sunstone Financial Group, Inc.
                  803 West Michigan Street, Suite A
                  Milwaukee, WI  53233-2301

         ADDING TO AN ACCOUNT BY MAIL. You may make additional investments by mail as follows:

         - Write a check in an amount equal to the additional amount that you would like to invest in the Fund. The amount of your check must be equal to or greater than the minimum amount listed in item 2, above. Make the check payable to "La Crosse Large Cap Stock Fund." You must make your additional purchase in U.S. dollars. Your check must be drawn on a U.S. bank, savings and loan institution or credit union. You may not make an additional purchase with cash, credit cards or third party checks.

         - Complete an additional investment slip from a recent account statement. If you do not have an additional investment slip, write a note which gives the full name of your account and the account number.

         - Send the check with the additional investment slip or note to the Fund by mail or by overnight courier or express mail to the address indicated above.

         OPENING AN ACCOUNT BY WIRE. You may open an account by wire transfer as follows:

         -        Complete a purchase application.

         - Send the purchase application to the Fund by mail or by overnight or express mail to the address indicated above.

         - After the Transfer Agent has received a properly completed purchase application, you may call the Fund at 1-888-661-7600 for wire instructions and to obtain an investor account number.

         -        Wire the funds through the Federal Reserve System as follows:

                      UMB Bank, n.a.
                      A.B.A. Number:  101000695
                      For credit to:  La Crosse Funds, Inc.
                      Account Number:  9870964767
                      For further credit to:
                      (investor account number)
                      (name or account registration)
                      (Social Security or Taxpayer Identification Number)

         ADDING TO AN ACCOUNT BY WIRE. You may make additional investments by wire as follows:

         - Wire the funds through the Federal Reserve System as indicated above.

         OPENING AN ACCOUNT BY TELEPHONE. You may not open an account by telephone.

         ADDING TO AN ACCOUNT BY TELEPHONE. If you filled out the "Bank Information" section of your purchase application which authorizes the Fund to withdraw the payment for shares of the Fund from your bank account by electronic funds transfer, then you may make additional investments by telephone as follows:

         - Please call 1-888-661-7600 to place your telephone purchase order.

         - You must purchase shares by telephone in amounts equal to at least $100.

         - Payment for the shares purchased by telephone will be withdrawn from the bank account listed on your purchase application within approximately 2-3 days after the purchase order is placed.

         PURCHASING SHARES THROUGH OTHER INSTITUTIONS. If you purchase shares through a program of services offered or administered by a broker-dealer, financial institution, or other service provider, you should read the program materials, including information relating to fees, in addition to the Fund's Prospectus. Certain services of the Fund may not be available or may be modified in connection with the program of services provided. The Fund may only accept requests from the broker-dealer to purchase additional shares through a broker-dealer street name account.

         The Fund has authorized one or more broker-dealers, financial institutions or other service providers ("Brokers") to receive on its behalf purchase and redemption orders for Fund shares. Such Brokers may charge transaction fees on the purchase and/or sale of Fund shares. Such Brokers are authorized to designate other intermediaries to receive purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received a purchase or redemption order when an authorized Broker, or, if applicable, the Broker's authorized designee, receives the order. Orders for the purchase or redemption of Fund shares will be priced at the Fund's net asset value next computed after the authorized Broker or its authorized designee receives such orders. It is the responsibility of the Broker to place the order with the Fund on a timely basis. If payment is not received within the time specified in the agreement, the Broker could be held liable for any resulting fees or losses.

         ADDITIONAL PURCHASE INFORMATION.

         - The Fund will charge a $20 service fee against your account for any check or electronic funds transfer that is returned unpaid for any reason and your purchase will be canceled. You will also be responsible for any losses suffered by the Fund as a result.

         - In order to relieve you of responsibility for the safekeeping and delivery of stock certificates, the Fund does not issue certificates.

         - When a purchase is made by check and a redemption is requested shortly thereafter, the Fund may delay payment of redemption proceeds for up to 10 calendar days. This delay allows the Fund to verify that a check used to purchase Fund shares will not be returned due to insufficient funds. This delay also protects the other Fund investors from loss.

         - By completing and submitting a purchase application and providing bank account information, you are automatically granted the privilege to make purchases and request redemptions by telephone. You may waive this privilege by checking the appropriate box on the purchase application. If you have any questions as to how to waive this privilege, or how to add or delete this privilege after you open an account, please call the Fund at 1-888-661-7600. Generally, after you open an account, your request to waive, add or delete a privilege must be in writing and signed by each registered holder of the account with signatures guaranteed by a U.S. commercial bank or trust company, a member firm of the NASD or other eligible guarantor institution. A NOTARY PUBLIC IS NOT AN ACCEPTABLE GUARANTOR. For a more detailed discussion of the rights, responsibilities and risks of telephone transactions, please refer to "Redeeming Shares -- Important Note About Wire and Telephone Redemptions."

         AUTOMATIC INVESTMENT PLAN. The Automatic Investment Plan ("AIP") is a method of purchasing Fund shares using dollar cost averaging, which is an investment strategy that involves investing a fixed amount of money at a regular time interval. By always investing the same amount, you will be purchasing more shares when the price is low and fewer shares when the price is high. The AIP allows you to make regular, systematic investments in shares of the Fund from your bank account on the 5th, 10th, 15th, 20th, 25th or last day of each month. If one of these dates falls on a weekend, the investment will be made on the next business day. The minimum initial investment for investors using the AIP is $100. To maintain an AIP, you must invest at least $50 per month in the Fund. Please call 1-888-661-7600 for instructions as to how you may establish an AIP for your account.

REDEEMING SHARES

         You may redeem some or all of your shares of the Fund at any time. The price at which your shares will be redeemed is the net asset value per share next determined after the Fund receives proper redemption instructions from you. See "Valuation of Fund Shares." You may redeem your shares of the Fund by mail, wire or telephone, if you have not waived the right to make telephone redemptions. The Fund may delay payment of redemption proceeds until amounts for purchases which you made by check, telephone or pursuant to the AIP have been collected. Collection may take up to 10 days from the date on which you made the purchase. Depending upon the redemption price you receive, you may realize a capital gain or loss for federal income tax purposes.

         REDEEMING SHARES BY MAIL. You may redeem your shares by mail as follows:

         - Write a letter instructing the Fund to redeem your shares. In your letter, indicate your account number, the name(s) in which the account is registered, and the dollar value or number of shares you wish to sell. If the dollar amount requested to be redeemed is greater than the current account value as determined by the net asset value on the effective date of the redemption, the entire account balance will be redeemed.

         - Include in your letter all required signatures. The letter must be signed exactly as the shares are registered. Enclose any additional documents that may be required. See "Redeeming Shares--Special Situations," below.

         - Send the letter, along with any required additional documents, to the Transfer Agent at the address listed above.

         - The Transfer Agent will mail a check in the amount of the redemption proceeds to the address of the person in whose name(s) the account is registered. If the amount requested is greater than $10,000, or if the proceeds are to be sent to a person other than the shareholder(s) of record or to an address other than the address of record, or if the redemption request is made within 30 days of an address change, then each required signature on the letter of instruction must be guaranteed by a U.S. commercial bank or trust company, a member firm of the NASD or other eligible guarantor institution. A NOTARY PUBLIC IS NOT AN ACCEPTABLE GUARANTOR. Additional documentation may be required for the redemption of shares held in corporate, partnership or fiduciary accounts. See "Redeeming Shares -- Special Situations -- Corporate Accounts" for instructions on redeeming shares in corporate accounts. Additional documentation is required for the redemption of shares held by persons acting pursuant to a power of attorney. If you have any questions about redemptions by mail, call the Fund in advance of making the redemption request.

         - The Fund will mail payment for redemption proceeds within seven days after it receives proper instructions for redemption.

         IMPORTANT NOTE ABOUT WIRE AND TELEPHONE REDEMPTIONS. Unless you waive telephone privileges on the "Telephone Authorization" section of your purchase application when you first open your account, you automatically have the privilege to make redemptions by wire or telephone. To verify that you have telephone redemption privileges, call the transfer agent at 1-888-661-7600. If you do not have telephone privileges and you now want to arrange for wire or telephone redemptions, or if you do have telephone privileges and you now want to change the bank, the account or the address designated to receive redemption proceeds, then you must send a letter making this request to the Transfer Agent. The letter must be signed by each person who is listed on the account. The signatures must be guaranteed. The Transfer Agent may request additional documents from corporations, executors, administrators, trustees and guardians. See "Redeeming Shares -- Special Situations -- Corporate Accounts," below.

         The Fund reserves the right to refuse any wire or telephone redemption request. The Fund may further limit the dollar amount or number of shares that you may redeem. You may not cancel or modify a telephone or wire redemption request after you make the request.

         Neither the Fund nor the Transfer Agent will be responsible for the authenticity of redemption instructions received by telephone. Accordingly, you bear the risk of loss. However, the Fund will use reasonable procedures to ensure that instructions received by telephone are genuine, including recording telephonic transactions and sending written confirmation of redemptions to you. You may experience difficulty in implementing a telephone redemption during periods of drastic economic or market changes. If you are unable to contact the Transfer Agent by telephone, you may also redeem shares by written request, as described above.

         REDEEMING SHARES BY WIRE. You may redeem your shares by wire as follows:

         - Please call 1-888-661-7600 to place your wire redemption request.

         - You may request redemptions by wire in amounts equal to at least $1,000 but not more than $10,000. You must make redemption requests for less than $1,000 or more than $10,000 in writing.

         - Funds will be wired on the next business day. A $15 fee will be deducted from your redemption proceeds.

         REDEEMING SHARES BY TELEPHONE. You may redeem your shares by telephone as follows:

         - Please call 1-888-661-7600 to place your telephone redemption request.

         - You may request redemptions by telephone in amounts equal to at least $1,000 but not more than $10,000. You must make redemption requests for less than $1,000 or more than $10,000 in writing.

         - Proceeds redeemed by telephone will be mailed or transferred only to your address or bank of record as shown on the records of the Transfer Agent.

         SPECIAL SITUATIONS

         ATTORNEY-IN-FACT. If you are acting as an attorney-in-fact for another person, or as a trustee or on behalf of a corporation, additional documentation may be required in order to effect a redemption. Questions regarding such circumstances may be directed to the Transfer Agent by calling 1-888-661-7600.

         SIGNATURE GUARANTEES. The Fund requires a signature guarantee for all authorized owners of an account: (i) when you submit a written redemption request for more than $10,000, (ii) when you add the telephone redemption option to your existing account, (iii) if you transfer ownership of your account to another individual or entity, or (iv) if you request redemption proceeds to be sent to an address or bank other than the address or bank that appears on your account. A signature guarantee may be obtained from any eligible guarantor institution. These institutions include U.S. banks, saving associations, credit unions, brokerage firms, and others. A NOTARY PUBLIC STAMP OR SEAL IS NOT ACCEPTABLE.

         CORPORATE ACCOUNTS. You must send the following documents, in addition to any other required documents, to the Transfer Agent if you request any redemptions or transfer of ownership for a corporate account:

         1. A written letter of instruction signed by the required number of authorized officers, along with their respective positions. For redemption requests in excess of $10,000, the written request must be signature guaranteed.

         2. A certified corporate resolution that states the date the resolution was adopted and who is empowered to act, transfer or sell assets on behalf of the corporation.

         3. If the corporate resolution is more than 60 days old from the date of the transaction request, a certificate of incumbency from the corporate secretary which specifically states that the officer or officers named in the resolution have the authority to act on the account. The certificate of incumbency must be dated within 60 days of the requested transaction. If the corporate resolution confers authority on officers by title and not by name, the certificate of incumbency must name the officer(s) and their title(s).

         SUSPENSION OF REDEMPTIONS. The Fund reserves the right to suspend or postpone redemptions during any period when: trading on the New York Stock Exchange (the "NYSE") is restricted, as determined by the SEC, or the NYSE is closed for other than customary weekend and holiday closing; the SEC has by order permitted such suspension; or an emergency, as determined by the SEC, exists, making disposal of portfolio securities or valuation of net assets of the Fund not reasonably practicable.

         IRAS. Shareholders who have an Individual Retirement Account must indicate on their redemption requests whether or not to withhold federal income taxes. Redemption requests failing to indicate an election will be subject to withholding for taxes.

         TERMINATION OF ACCOUNTS. Upon 60 days' written notice, your account may be terminated by the Fund if, at the time of any redemption of shares in your account, the value of the remaining shares in your account falls below $1,000. A check for the proceeds of redeeming the remaining shares in your account will be sent to you within seven days of the redemption.


VALUATION OF FUND SHARES
--------------------------------------------------------------------------------

         The price of Fund shares is based on the Fund's net asset value, which is calculated by subtracting the Fund's liabilities from the value of the Fund's total assets, including interest or dividends accrued, but not yet collected and is determined as of the close of regular trading (generally 4:00 p.m., Eastern
Time) on each day the NYSE is open for business. In determining net asset value, expenses are accrued and applied daily and investments for which market quotations are readily available are valued at market value. Any investments for which market quotations are not readily available are valued at fair value as determined in good faith by the Board of Directors of the Fund. The Fund does not determine net asset value on days the NYSE is closed. The current policy of the NYSE is to close on New Year's Day, Martin Luther King Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. In addition, if any of these holidays falls on a Saturday, the NYSE will not be open for trading on the preceding Friday, and when such holiday falls on a Sunday, the NYSE will not be open for trading on the succeeding Monday, unless unusual business conditions exist, such as the ending of a monthly or yearly accounting period. The price at which a purchase order or redemption request is effected is based on the next calculation of net asset value after the order or request is accepted.


SHAREHOLDER COMMUNICATIONS
--------------------------------------------------------------------------------

         CONFIRMATION STATEMENTS. Confirmation statements will be sent after each transaction that affects your account balance or account registration. Automatic Investment Plan participants will not be sent confirmations on the automatic purchases. These purchases will be confirmed with the quarterly account statements.

         ACCOUNT STATEMENTS. Every quarter, shareholders automatically receive account statements including automatic investment plan purchases. An annual statement detailing all account transactions will be sent after the end of the year.

         REGULATORY MAILINGS. Financial reports are sent to shareholders at least semiannually. The annual report includes audited financial statements.


DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS, AND TAX TREATMENT
--------------------------------------------------------------------------------

         For federal income tax purposes, all dividends and distributions of net realized short-term capital gains you receive from the Fund are taxable as ordinary income, whether reinvested in additional shares or received in cash. Distributions of net realized long-term capital gains you receive from the Fund, whether reinvested in additional shares or received in cash, are taxable as a capital gain. The capital gain holding period (and the applicable tax rate) is determined by the length of time the Fund has held the security and not the length of time you have held shares in the Fund. You will be informed annually as to the amount and nature of all dividends and capital gains paid during the prior year. Such capital gains and dividends may also be subject to state or local taxes. If you are not required to pay taxes on your income, you are generally not required to pay federal income taxes on the amounts distributed to you.

         Dividends, if any, are usually distributed quarterly and capital gains, if any, are usually distributed at least annually in December. The Fund expects that, because of its investment objective, its distributions will consist primarily of long-term capital gains and dividends. You should measure the success of your investment by both the value of your investment at any given time and the distributions you receive.

         All dividends and capital gains distributions will automatically be reinvested in additional Fund shares at the then prevailing net asset value unless you specifically request that dividends or capital gains be paid in cash. The election to receive dividends in cash or reinvest them in shares may be changed by writing to the Fund at La Crosse Funds, Inc., c/o Sunstone Financial Group, Inc., 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233-2301. Such notice must be received at least ten days prior to the record date of any dividend or capital gain distribution.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

         The financial highlights table is intended to help you understand the Fund's financial performance for each of the Fund's fiscal years since inception on December 31, 1998. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned on an investment in the Fund for the stated period (assuming reinvestment of all dividends and distributions). This information has been audited by Arthur Andersen LLP, whose report, along with the Fund's financial statements, are included in the Fund's annual report, which is available upon request.

                                                                                                    December 31, 1998(1)
                                                               Year Ended          Year Ended              through
                                                            October 31, 2001    October 31, 2000      October 31, 1999
                                                            ----------------    ----------------      ----------------
NET ASSET VALUE, BEGINNING OF PERIOD..............              $25.01              $23.06                $22.01

INCOME FROM INVESTMENT OPERATIONS:
     Net investment income........................                0.16                0.19                  0.10
     Net realized and unrealized gain (loss) on
     investments..................................               (4.39)               2.42                  1.04
                                                                                      ----                  ----

     Total from Investment Operations.............               (4.23)               2.61                  1.14
                                                               -------            --------               -------

DISTRIBUTION TO SHAREHOLDERS:
     Dividends from net investment income.........               (0.16)              (0.19)                (0.09)
     Distributions from net realized gains........               (0.41)              (0.47)                  --
                                                               -------            --------               -------
     Total Distributions..........................               (0.57)              (0.66)                (0.09)
                                                               -------            --------               -------

NET ASSET VALUE, END OF PERIOD....................              $20.21              $25.01                $23.06
                                                                                    ------

TOTAL RETURN......................................              (17.26)%             11.53%                 5.16% (2)

SUPPLEMENTAL DATA AND RATIOS
     Net assets, end of period (000s).............             $76,388            $100,772               $93,479
     Ratio of expenses to average net assets, net
     of waivers...................................                1.00%               1.00%                 1.00% (3)
     Ratio of expenses to average net assets,
     before waivers...............................                1.15%               1.12%                 1.10% (3)
     Ratio of net investment income to average                    0.67%               0.81%                 0.51% (3)
     net assets, net of waivers...................
     Ratio of net investment income to average                    0.52%               0.69%                 0.41% (3)
     net assets, before waivers...................
     Portfolio turnover rate......................                  35%                 60%                   67% (2)

---------------------------------------------------
(1)   Commencement of operations

(2)   Not annualized.

(3)   Annualized.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

DIRECTORS                               CUSTODIAN


     Steven J. Hulme                         North Central Trust Company
     Darwin F. Isaacson                      311 Main Street
     John L. Sterling                        La Crosse, WI  54601
     Joseph T. Kastantin
     Lois Z. Grubb


OFFICERS                                INDEPENDENT PUBLIC ACCOUNTANTS

     Steven J. Hulme                         Arthur Andersen LLP
     Darwin F. Isaacson                      100 East Wisconsin Avenue
                                             Milwaukee, WI  53202

INVESTMENT ADVISER                           LEGAL COUNSEL

     La Crosse Advisers, L.L.C.              Kirkland & Ellis
     311 Main Street                         200 East Randolph Drive
     La Crosse, WI  54601                    Chicago, IL  60601

ADMINISTRATOR AND FUND ACCOUNTANT            DISTRIBUTOR

     Sunstone Financial Group, Inc.          Sunstone Distribution Services, LLC
     803 West Michigan Street, Suite A       803 West Michigan Street, Suite A
     Milwaukee, WI  53233-2301               Milwaukee, WI  53233-2301

                     DIVIDEND-DISBURSING AND TRANSFER AGENT

                         SUNSTONE FINANCIAL GROUP, INC.

     For overnight deliveries, use:          For regular mail deliveries, use:
     La Crosse Funds, Inc.                   La Crosse Funds, Inc.
     c/o Sunstone Financial Group, Inc.      c/o Sunstone Financial Group, Inc.
     803 West Michigan Street, Suite A       P. O. Box 717
     Milwaukee, WI  53233-2301               Milwaukee, WI  543201-0717

The SAI for the Fund contains additional information about the Fund. Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. The Fund's SAI, which is incorporated by reference into this Prospectus, annual reports and semi-annual reports are available without charge upon request to the address or toll-free telephone number noted on the cover page of this Prospectus. These documents may also be obtained from certain financial intermediaries, including the Distributor, who purchase and sell Fund shares. To request other information about the Fund or to make shareholder inquiries you may call the toll-free telephone number on the cover page of this Prospectus.

Information about the Fund (including the SAI) may be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Please call the SEC at 1-202-942-8090 for information relating to the operation of the Public Reference Room. Reports and other information about the Fund are also available on the EDGAR database on the SEC's Internet Website located at http//www.sec.gov. Alternatively, copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

The Fund's 1940 Act File Number is 811-9051.

                       STATEMENT OF ADDITIONAL INFORMATION

                                     [Logo]

                              LA CROSSE FUNDS, INC.

                         LA CROSSE LARGE CAP STOCK FUND

                                  P.O. Box 717
                         Milwaukee, Wisconsin 53201-0717
                            Telephone: 1-888-661-7600

--------------------------------------------------------------------------------

         This Statement of Additional Information ("SAI") is not a prospectus and should be read together with the Prospectus of the LA CROSSE LARGE CAP STOCK FUND (the "Fund"), dated February 28, 2002, as supplemented on June 17, 2002. The Fund's prospectus may be obtained by calling the telephone number indicated above. The Fund is a series of La Crosse Funds, Inc. (the "Corporation"). The Fund's audited financial statements for the period ended October 31, 2001 are incorporated herein by reference to its 2001 Annual Report.



























        This Statement of Additional Information is dated June 18, 2002.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

FUND ORGANIZATION.................................................................................................1

FUND POLICIES FUNDAMENTAL AND NON-FUNDAMENTAL.....................................................................1

IMPLEMENTATION OF INVESTMENT OBJECTIVE............................................................................3
         Temporary Strategies.....................................................................................3
         Convertible Securities...................................................................................4
         Illiquid Securities......................................................................................4
         Reverse Repurchase Agreements............................................................................5
         Derivative Instruments...................................................................................5
         Depositary Receipts and Foreign Securities..............................................................14
         Warrants ...............................................................................................14
         Short Sales Against the Box.............................................................................15
         Borrowing...............................................................................................15
         Lending Portfolio Securities............................................................................15
         Concentration...........................................................................................15

DIRECTORS AND OFFICERS...........................................................................................15

CODE OF ETHICS...................................................................................................17

PRINCIPAL SHAREHOLDERS...........................................................................................18

INVESTMENT ADVISER...............................................................................................18

FUND TRANSACTIONS AND BROKERAGE..................................................................................19

CUSTODIAN .......................................................................................................20

TRANSFER AGENT AND DIVIDEND-DISBURSING AGENT.....................................................................21

ADMINISTRATOR AND FUND ACCOUNTANT................................................................................21

DISTRIBUTOR .....................................................................................................21

FINANCIAL INTERMEDIARIES.........................................................................................21

PURCHASE AND PRICING OF SHARES...................................................................................22

TAXATION OF THE FUND.............................................................................................22

PERFORMANCE INFORMATION..........................................................................................22
         Total Return............................................................................................23
         Comparisons.............................................................................................24

INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................24

FINANCIAL STATEMENTS.............................................................................................24


         No person has been authorized to give any information or to make any representations other than those contained in this SAI and related Prospectus, and if given or made, such information or representations may not be relied upon as having been authorized by the Fund. This SAI does not constitute an offer to sell securities in any state or jurisdiction in which such offering may not lawfully be made.

FUND ORGANIZATION
--------------------------------------------------------------------------------

         The Corporation is a diversified, open-end management investment company, commonly referred to as a mutual fund. The Corporation is organized as a Wisconsin company and was incorporated on September 4, 1998.

         The Corporation is authorized to issue shares of common stock in series and classes. The Corporation currently offers one series of shares: the La Crosse Large Cap Stock Fund (the "Fund"). La Crosse Advisers, L.L.C. (the "Adviser") is the investment adviser to the Fund. Each share of common stock of the Fund is entitled to one vote, and each share is entitled to participate equally in dividends and capital gains distributions and in the residual assets of the Fund in the event of liquidation.

         No certificates will be issued for shares held in your account. You will, however, have full shareholder rights.

         Generally, the Fund will not hold annual shareholders' meetings unless required by the Investment Company Act of 1940, as amended (the "1940 Act"), or Wisconsin law.



FUND POLICIES FUNDAMENTAL AND NON-FUNDAMENTAL
--------------------------------------------------------------------------------

         The following are the Fund's fundamental investment policies which cannot be changed without the approval of a majority of the Fund's outstanding voting securities. As used herein, a "majority of the Fund's outstanding voting securities" means the lesser of (i) 67% of the shares of common stock of the Fund represented at a meeting at which more than 50% of the outstanding shares are present, or (ii) more than 50% of the outstanding shares of common stock of the Fund.

         The Fund:

         1. May not, with respect to 75% of its total assets, purchase the securities of any issuer (except securities issued or guaranteed by the U.S. government or its agencies or instrumentalities) if, as a result, (i) more than 5% of the Fund's total assets would be invested in the securities of that issuer or (ii) the Fund would hold more than 10% of the outstanding voting securities of that issuer.

         2. May not issue senior securities, except as permitted under the 1940 Act.

         3. May (i) borrow money from banks for temporary or emergency purposes (but not for leveraging or the purchase of investments), and (ii) make other investments or engage in other transactions permissible under the 1940 Act which may involve a borrowing, including borrowing through reverse repurchase agreements, provided that the combination of (i) and (ii) shall not exceed 33 1/3% of the value of the Fund's assets (including the amount borrowed), less the Fund's liabilities (other than borrowings). If the amount borrowed at any time exceeds 33 1/3% of the Fund's total assets, the Fund will, within three days thereafter (not including Sundays, holidays and any longer permissible period), reduce the amount of the borrowings such that the borrowings do not exceed 33 1/3% of the Fund's total assets. The Fund may also borrow money from other persons to the extent permitted by applicable law.

         4. May not act as an underwriter of another issuer's securities, except to the extent that the Fund may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the purchase and sale of portfolio securities.

         5. May not purchase the securities of any issuer if, as a result, more than 25% of the Fund's total assets would be invested in the securities of issuers, the principal business activities of which are in the same industry.

         6. May not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments (but this shall not prohibit the Fund from purchasing or selling securities or other instruments backed by real estate or of issuers engaged in real estate activities).

         7. May not make loans if, as a result, more than 33 1/3% of the Fund's total assets would be lent to other persons, except through (i) purchases of debt securities or other debt instruments, or (ii) engaging in repurchase agreements.

         8. May not purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Fund from purchasing or selling options, futures contracts, or other derivative instruments, or from investing in securities or other instruments backed by physical commodities).

         9. Notwithstanding any other fundamental investment policy or restriction, may invest all of its assets in the securities of a single open-end management investment company with substantially the same fundamental investment objective, policies, and restrictions as the Fund.

         The Fund's investment objective, which is to seek capital appreciation and income, is also a fundamental investment policy which cannot be changed without the approval of a majority of the Fund's outstanding voting securities.

         The following are the Fund's non-fundamental investment policies which may be changed by the Board of Directors of the Corporation without shareholder approval.

         The Fund may not:

         1. Sell securities short, unless the Fund owns or has the right to obtain securities equivalent in kind and amount to the securities sold short, or unless it covers such short sale as required by the current rules and positions of the Securities and Exchange Commission (the "SEC") or its staff, and provided that transactions in options, futures contracts, options on futures contracts, or other derivative instruments are not deemed to constitute selling securities short.

         2. Purchase securities on margin, except that the Fund may obtain such short-term credits as are necessary for the clearance of transactions; and provided that margin deposits in connection with futures contracts, options on futures contracts, or other derivative instruments shall not constitute purchasing securities on margin.

         3. Invest in illiquid securities if, as a result of such investment, more than 15% of its net assets would be invested in illiquid securities.

         4. Purchase securities of other investment companies except in compliance with the 1940 Act and applicable state law.

         5. Engage in futures or options on futures transactions which are impermissible pursuant to Rule 4.5 under the Commodity Exchange Act (the "CEA") and, in accordance with Rule 4.5, will use futures or options on futures transactions solely for bona fide hedging transactions (within the meaning of the CEA); provided, however, that the Fund may, in addition to bona fide hedging transactions, use futures and options on futures transactions if the aggregate initial margin and premiums required to establish such positions, less the amount by which any such options positions are in the money (within the meaning of the CEA), do not exceed 5% of the Fund's net assets.

         6. Make any loans, except through (i) purchases of debt securities or other debt instruments, or (ii) engaging in repurchase agreements.

         7. Borrow money except from banks or through reverse repurchase agreements, and will not purchase securities when bank borrowings exceed 5% of its total assets.

         8. Under normal circumstances, invest less than 80% of the value of its total assets in the stock of companies with market capitalizations of at least $5 billion.

         Except for the fundamental investment limitations listed above and the Fund's investment objective, the other investment policies described in the Prospectus and this SAI are not fundamental and may be changed with approval of the Corporation's Board of Directors. Unless noted otherwise, if a percentage restriction is adhered to at the time of investment, a later increase or decrease in percentage resulting from a change in the Fund's assets (i.e., due to cash inflows or redemptions) or in the market value of the investment or the Fund's assets will not constitute a violation of that restriction. To the extent required under the Investment Company Act, the Fund will give prior notice to shareholders of any change in the investment policy set forth in paragraph (8), above.

IMPLEMENTATION OF INVESTMENT OBJECTIVE
--------------------------------------------------------------------------------

         The following information supplements the discussion of the Fund's investment objective and strategy described in the Prospectus under the headings "Investment Objective" and "How the Fund Invests and Related Risks." The following represent strategies that are not principal strategies of the Fund, but may be used from time to time.

TEMPORARY STRATEGIES

         As described in the Prospectus under the heading "How the Fund Invests and Related Risks," prior to investing proceeds from sales of Fund shares, to meet ordinary daily cash needs, and to retain the flexibility to respond promptly to changes in market and economic conditions, the Fund may hold cash and/or invest all or a portion of its assets in money market instruments which are "investment grade" as determined by Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's"), a comparable rating agency or the Adviser. The investment grade money market instruments which the Fund may purchase may include:

         U.S. GOVERNMENT SECURITIES. Obligations issued or guaranteed as to principal and interest by the United States or its agencies (such as the Export-Import Bank of the United States, Federal Housing Administration and Government National Mortgage Association) or its instrumentalities (such as the Federal Home Loan Bank), including Treasury bills, notes, and bonds;

         BANK OBLIGATIONS. Obligations (including certificates of deposit, bankers' acceptances, commercial paper (see below) and other debt obligations) of banks subject to regulation by the U.S. Government and instruments secured by such obligations, not including obligations of foreign branches of domestic banks;

         OBLIGATIONS OF SAVINGS INSTITUTIONS. Certificates of deposit of savings banks and savings and loan associations;

         FULLY INSURED CERTIFICATES OF DEPOSIT. Certificates of deposit of banks and savings institutions, if the principal amount of the obligation is insured by the Bank Insurance Fund or the Savings Association Insurance Fund (each of which is administered by the Federal Deposit Insurance Corporation), limited to $100,000 principal amount per certificate and to 15% or less of the Fund's total assets in all such obligations and in all illiquid assets, in the aggregate;

         COMMERCIAL PAPER. Commercial paper rated within the two highest grades by Moody's, S&P or, if not rated, issued by a company having an outstanding debt issue rated at least Aaa by Moody's or AAA by S&P; and

         MONEY MARKET FUNDS. Securities issued by registered investment companies holding themselves out as money market funds ("Money Market Funds") which attempt to maintain a stable net asset value of $1.00 per share. The Fund shall not purchase securities issued by a Money Market Fund if, after such purchase, the Fund would own (i) more than 3% of the outstanding voting stock of the Money Market Fund, (ii) securities of the Money Market Funds having an aggregate value in excess of 5% of the total value of the Fund, or (iii) securities issued by the Money Market Fund and all other investment companies having an aggregate value in excess of 10% of the value of the total assets of the Fund.

CONVERTIBLE SECURITIES

         The Fund may invest in convertible securities, which are bonds, debentures, notes, preferred stocks, or other securities that may be converted into or exchanged for a specified amount of common stock or warrants of the same or a different company within a particular period of time at a specified price or formula. A convertible security entitles the holder to receive interest normally paid or accrued on debt or the dividend paid on preferred stock until the convertible security matures or is redeemed, converted, or exchanged. Convertible securities have unique investment characteristics in that they generally (i) have higher yields than common stocks, but lower yields than comparable non-convertible securities, (ii) are less subject to fluctuation in value than the underlying stock (or warrant) since they have fixed income characteristics, and (iii) provide the potential for capital appreciation if the market price of the underlying common stock (or warrant) increases. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security's governing instrument. If a convertible security held by the Fund is called for redemption, the Fund will be required to permit the issuer to redeem the security, convert it into the underlying common stock (or warrant), or sell it to a third party.

ILLIQUID SECURITIES

         The Fund may invest up to 15% of its net assets in illiquid securities (i.e., securities that are not readily marketable). For purposes of this restriction, illiquid securities include, but are not limited to, restricted securities (securities the disposition of which is restricted under the federal securities laws), repurchase agreements with maturities in excess of seven days, and other securities that are not readily marketable. The Board of Directors of the Corporation, or its delegate, has the ultimate authority to determine, to the extent permissible under the federal securities laws, which securities are liquid or illiquid for purposes of this 15% limitation. Certain securities exempt from registration or issued in transactions exempt from registration under the Securities Act, such as securities that may be resold to institutional investors under Rule 144A under the Securities Act, may be considered liquid under guidelines adopted by the Board of Directors. However, investing in securities which may be resold pursuant to Rule 144A under the Securities Act could have the effect of increasing the level of the Fund's illiquidity to the extent that institutional investors become, for a time, uninterested in purchasing such securities.

         The Board of Directors has delegated to the Adviser the day-to-day determination of the liquidity of any security, although it has retained oversight and ultimate responsibility for such determinations. Although no definitive liquidity criteria are used, the Board of Directors has directed the Adviser to look to such factors as (i) the nature of the market for a security (including the institutional private resale market), (ii) the terms of certain securities or other instruments allowing for the disposition to a third party or the issuer thereof (e.g., certain repurchase obligations and demand instruments), (iii) the availability of market quotations (e.g., for securities quoted in the PORTAL system), and (iv) other permissible relevant factors.

         Restricted securities may be sold only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the Securities Act. Where registration is required, the Fund may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the Fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Fund might obtain a less favorable price than that which prevailed when it decided to sell. Restricted securities will be priced at fair value as determined in good faith by the Board of Directors. If, through the appreciation of restricted securities or the depreciation of unrestricted securities, the Fund should be in a position where more than 15% of the value of its net assets are invested in illiquid securities, including restricted securities which are not readily marketable (except for Rule 144A securities deemed to be liquid by the Adviser), the affected Fund will take such steps as is deemed advisable, if any, to protect liquidity.

REVERSE REPURCHASE AGREEMENTS

         The Fund may, with respect to up to 5% of its net assets, engage in reverse repurchase agreements. In a reverse repurchase agreement, the Fund would sell a security and enter into an agreement to repurchase the security at a specified future date and price. The Fund generally retains the right to interest and principal payments on the security. Since the Fund receives cash upon entering into a reverse repurchase agreement, it may be considered a borrowing. When required by guidelines of the SEC, the Fund will set aside permissible liquid assets in a segregated account to secure its obligations to repurchase the security.

DERIVATIVE INSTRUMENTS

         IN GENERAL. Although it does not currently intend to engage in derivative transactions, the Fund may invest up to 5% of its respective net assets in derivative instruments. Derivative instruments may be used for any lawful purpose consistent with the Fund's investment objective such as hedging or managing risk, but not for speculation. Derivative instruments are commonly defined to include securities or contracts whose value depend on (or "derive" from) the value of one or more other assets, such as securities, currencies, or commodities. These "other assets" are commonly referred to as "underlying assets."

         A derivative instrument generally consists of, is based upon, or exhibits characteristics similar to options or forward contracts. Options and forward contracts are considered to be the basic "building blocks" of derivatives. For example, forward-based derivatives include forward contracts, swap contracts, as well as exchange-traded futures. Option-based derivatives include privately negotiated, over-the-counter (OTC) options (including caps, floors, collars, and options on forward and swap contracts) and exchange-traded options on futures. Diverse types of derivatives may be created by combining options or forward contracts in different ways, and by applying these structures to a wide range of underlying assets.

         An option is a contract in which the "holder" (the buyer) pays a certain amount (the "premium") to the "writer" (the seller) to obtain the right, but not the obligation, to buy from the writer (in a "call") or sell to the writer (in a "put") a specific asset at an agreed upon price at or before a certain time. The holder pays the premium at inception and has no further financial obligation. The holder of an option-based derivative generally will benefit from favorable movements in the price of the underlying asset but is not exposed to corresponding losses due to adverse movements in the value of the underlying asset. The writer of an option-based derivative generally will receive fees or premiums but generally is exposed to losses due to changes in the value of the underlying asset.

         A forward contract is a sales contract between a buyer (holding the "long" position) and a seller (holding the "short" position) for an asset with delivery deferred until a future date. The buyer agrees to pay a fixed price at the agreed future date and the seller agrees to deliver the asset. The seller hopes that the market price on the delivery date is less than the agreed upon price, while the buyer hopes for the contrary. The change in value of a forward-based derivative generally is roughly proportional to the change in value of the underlying asset.

         HEDGING. The Fund may use derivative instruments to protect against possible adverse changes in the market value of securities held in, or are anticipated to be held in, the Fund's portfolio. Derivatives may also be used by the Fund to "lock-in" gains in the value of its portfolio securities. Hedging strategies, if successful, can reduce the risk of loss by wholly or partially offsetting the negative effect of unfavorable price movements in the investments being hedged. However, hedging strategies can also reduce the opportunity for gain by offsetting the positive effect of favorable price movements in the hedged investments.

         MANAGING RISK. The Fund may also use derivative instruments to manage the risks of the Fund's portfolio. Risk management strategies include, but are not limited to, facilitating the sale of portfolio securities, managing the effective maturity or duration of debt obligations in the Fund's portfolio, establishing a position in the derivatives markets as a substitute for buying or selling certain securities, or creating or altering exposure to certain asset classes, such as equity, debt, and foreign securities. The use of derivative instruments may provide a less expensive, more expedient or more specifically focused way for the Fund to invest than "traditional" securities (i.e., stocks or bonds) would.

         EXCHANGE OR OTC DERIVATIVES. Derivative instruments may be exchange-traded or traded in OTC transactions between private parties. Exchange-traded derivatives are standardized options and futures contracts traded in an auction on the floor of a regulated exchange. Exchange contracts are generally liquid. The exchange clearinghouse is the counterparty of every contract. Thus, each holder of an exchange contract bears the credit risk of the clearinghouse (and has the benefit of its financial strength) rather than that of a particular counterparty. OTC transactions are subject to additional risks, such as the credit risk of the counterparty to the instrument, and are less liquid than exchange-traded derivatives since they often can only be closed out with the other party to the transaction.

         RISKS AND SPECIAL CONSIDERATIONS. The use of derivative instruments involves risks and special considerations as described below. Risks pertaining to particular derivative instruments are described in the sections that follow.

         (1) MARKET RISK. The primary risk of derivatives is the same as the risk of the underlying assets; namely, that the value of the underlying asset may go up or down. Adverse movements in the value of an underlying asset can expose the Fund to losses. Derivative instruments may include elements of leverage and, accordingly, the fluctuation of the value of the derivative instrument in relation to the underlying asset may be magnified. The successful use of derivative instruments depends upon a variety of factors, particularly the Adviser's ability to predict movements of the securities, currencies, and commodities markets, which requires different skills than predicting changes in the prices of individual securities. There can be no assurance that any particular strategy adopted will succeed. A decision to engage in a derivative transaction will reflect the Adviser's judgment that the derivative transaction will provide value to the Fund and its shareholders and is consistent with the Fund's objectives, investment limitations, and operating policies. In making such a judgment, the Adviser will analyze the benefits and risks of the derivative transaction and weigh them in the context of the Fund's entire portfolio and investment objective.

         (2) CREDIT RISK. The Fund will be subject to the risk that a loss may be sustained by the Fund as a result of the failure of a counterparty to comply with the terms of a derivative instrument. The counterparty risk for exchange-traded derivative instruments is generally less than for privately-negotiated or OTC derivative instruments, since generally a clearing agency, which is the issuer or counterparty to each exchange-traded instrument, provides a guarantee of performance. For privately-negotiated instruments, there is no similar clearing agency guarantee. In all transactions, the Fund will bear the risk that the counterparty will default, and this could result in a loss of the expected benefit of the derivative transaction and possibly other losses to the Fund. The Fund will enter into transactions in derivative instruments only with counterparties that the Adviser reasonably believes are capable of performing under the contract.

         (3) CORRELATION RISK. When a derivative transaction is used to completely hedge another position, changes in the market value of the combined position (the derivative instrument plus the position being hedged) result from an imperfect correlation between the price movements of the two instruments. With a perfect hedge, the value of the combined position remains unchanged for any change in the price of the underlying asset. With an imperfect hedge, the value of the derivative instrument and its hedge are not perfectly correlated. Correlation risk is the risk that there might be imperfect correlation, or even no correlation, between price movements of an instrument and price movements of investments being hedged. For example, if the value of a derivative instrument used in a short hedge (such as writing a call option, buying a put option, or selling a futures contract) increased by less than the decline in value of the hedged investments, the hedge would not be perfectly correlated. Such a lack of correlation might occur due to factors unrelated to the value of the investments being hedged, such as speculative or other pressures on the markets in which these instruments are traded. The effectiveness of hedges using instruments on indices will depend, in part, on the degree of correlation between price movements in the index and price movements in the investments being hedged.

         (4) LIQUIDITY RISK. Derivatives are also subject to liquidity risk. Liquidity risk is the risk that a derivative instrument cannot be sold, closed out, or replaced quickly at or very close to its fundamental value. Generally, exchange contracts are very liquid because the exchange clearinghouse is the counterparty of every contract. OTC transactions are less liquid than exchange-traded derivatives since they often can only be closed out with the other party to the transaction. The Fund might be required by applicable regulatory requirement to maintain assets as "cover," maintain segregated accounts, and/or make margin payments when it takes positions in derivative instruments involving obligations to third parties (i.e., instruments other than purchased options). If the Fund is unable to close out its positions in such instruments, it might be required to continue to maintain such assets or accounts or make such payments until the position expired, matured, or is closed out. The requirements might impair the Fund's ability to sell a portfolio security or make an investment at a time when it would otherwise be favorable to do so, or require that the Fund sell a portfolio security at a disadvantageous time. The Fund's ability to sell or close out a position in an instrument prior to expiration or maturity depends on the existence of a liquid secondary market or, in the absence of such a market, the ability and willingness of the counterparty to enter into a transaction closing out the position. Therefore, there is no assurance that any derivatives position can be sold or closed out at a time and price that is favorable to the Fund.

         (5) LEGAL RISK. Legal risk is the risk of loss caused by the legal unenforceability of a party's obligations under the derivative. While a party seeking price certainty agrees to surrender the potential upside in exchange for downside protection, the party taking the risk is looking for a positive payoff. Despite this voluntary assumption of risk, a counterparty that has lost money in a derivative transaction may try to avoid payment by exploiting various legal uncertainties about certain derivative products.

         (6) SYSTEMIC OR "INTERCONNECTION" RISK. Interconnection risk is the risk that a disruption in the financial markets will cause difficulties for all market participants. In other words, a disruption in one market will spill over into other markets, perhaps creating a chain reaction. Much of the OTC derivatives market takes place among the OTC dealers themselves, thus creating a large interconnected web of financial obligations. This interconnectedness raises the possibility that a default by one large dealer could create losses for other dealers and destabilize the entire market for OTC derivative instruments.

         (7) GENERAL LIMITATIONS. The use of derivative instruments is subject to applicable regulations of the SEC, the several options and futures exchanges upon which they may be traded, and the Commodity Futures Trading Commission ("CFTC").

         The Corporation has filed a notice of eligibility for exclusion from the definition of the term "commodity pool operator" with the CFTC and the National Futures Association, which regulate trading in the futures markets. In accordance with Rule 4.5 of the regulations under the CEA, the notice of eligibility for the Fund includes representations that the Fund will use futures contracts and related options solely for bona fide hedging purposes within the meaning of CFTC regulations, provided that the Fund may hold other positions in futures contracts and related options that do not qualify as a bona fide hedging position if the aggregate initial margin deposits and premiums required to establish these positions, less the amount by which any such futures contracts and related options positions are "in the money," do not exceed 5% of the Fund's net assets. To the extent the Fund were to engage in derivative transactions, it will limit such transactions to no more than 5% of its net assets.

         The SEC has identified certain trading practices involving derivative instruments that involve the potential for leveraging the Fund's assets in a manner that raises issues under the 1940 Act. In order to limit the potential for the leveraging of the Fund's assets, as defined under the 1940 Act, the SEC has stated that the Fund may use coverage or the segregation of the Fund's assets. The Fund will also set aside permissible liquid assets in a segregated custodial account if required to do so by SEC and CFTC regulations. Assets used as cover or held in a segregated account cannot be sold while the derivative position is open, unless they are replaced with similar assets. As a result, the commitment of a large portion of the Fund's assets to segregated accounts could impede portfolio management or the Fund's ability to meet redemption requests or other current obligations.

         In some cases the Fund may be required to maintain or limit exposure to a specified percentage of its assets to a particular asset class. In such cases, when the Fund uses a derivative instrument to increase or decrease exposure to an asset class and is required by applicable SEC guidelines to set aside liquid assets in a segregated account to secure its obligations under the derivative instruments, the Adviser may, where reasonable in light of the circumstances, measure compliance with the applicable percentage by reference to the nature of the economic exposure created through the use of the derivative instrument and not by reference to the nature of the exposure arising from the assets set aside in the segregated account (unless another interpretation is specified by applicable regulatory requirements).

         OPTIONS. The Fund may use options for any lawful purpose consistent with the Fund's investment objective such as hedging or managing risk but not for speculation. An option is a contract in which the "holder" (the buyer) pays a certain amount (the "premium") to the "writer" (the seller) to obtain the right, but not the obligation, to buy from the writer (in a "call") or sell to the writer (in a "put") a specific asset at an agreed upon price (the "strike price" or "exercise price") at or before a certain time (the "expiration date"). The holder pays the premium at inception and has no further financial obligation. The holder of an option will benefit from favorable movements in the price of the underlying asset but is not exposed to corresponding losses due to adverse movements in the value of the underlying asset. The writer of an option will receive fees or premiums but is exposed to losses due to changes in the value of the underlying asset. The Fund may purchase (buy) or write (sell) put and call options on assets, such as securities, currencies, commodities, and indices of debt and equity securities ("underlying assets") and enter into closing transactions with respect to such options to terminate an existing position. Options used by the Fund may include European, American, and Bermuda style options. If an option is exercisable only at maturity, it is a "European" option; if it is also exercisable prior to maturity, it is an "American" option. If it is exercisable only at certain times, it is a "Bermuda" option.

         The Fund may purchase (buy) and write (sell) put and call options and enter into closing transactions with respect to such options to terminate an existing position. The purchase of call options serves as a long hedge, and the purchase of put options serves as a short hedge. Writing put or call options can enable the Fund to enhance income by reason of the premiums paid by the purchaser of such options. Writing call options serves as a limited short hedge because declines in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security appreciates to a price higher than the exercise price of the call option, it can be expected that the option will be exercised and the Fund will be obligated to sell the security at less than its market value or will be obligated to purchase the security at a price greater than that at which the security must be sold under the option. All or a portion of any assets used as cover for OTC options written by the Fund would be considered illiquid to the extent described under "Implementation of Investment Objective -- Illiquid Securities." Writing put options serves as a limited long hedge because increases in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security depreciates to a price lower than the exercise price of the put option, it can be expected that the put option will be exercised and the Fund will be obligated to purchase the security at more than its market value.

         The value of an option position will reflect, among other things, the historical price volatility of the underlying investment, the current market value of the underlying investment, the time remaining until expiration, the relationship of the exercise price to the market price of the underlying investment, and general market conditions.

         The Fund may effectively terminate its right or obligation under an option by entering into a closing transaction. For example, the Fund may terminate its obligation under a call or put option that it had written by purchasing an identical call or put option; this is known as a closing purchase transaction. Conversely, the Fund may terminate a position in a put or call option it had purchased by writing an identical put or call option; this is known as a closing sale transaction. Closing transactions permit the Fund to realize the profit or limit the loss on an option position prior to its exercise or expiration.

         The Fund may purchase or write both exchange-traded and OTC options. Exchange-traded options are issued by a clearing organization affiliated with the exchange on which the option is listed that, in effect, guarantees completion of every exchange-traded option transaction. In contrast, OTC options are contracts between the Fund and the other party to the transaction ("counterparty") (usually a securities dealer or a bank) with no clearing organization guarantee. Thus, when the Fund purchases or writes an OTC option, it relies on the counterparty to make or take delivery of the underlying investment upon exercise of the option. Failure by the counterparty to do so would result in the loss of any premium paid by the Fund as well as the loss of any expected benefit of the transaction.

         The Fund's ability to establish and close out positions in exchange-listed options depends on the existence of a liquid market. The Fund intends to purchase or write only those exchange-traded options for which there appears to be a liquid secondary market. However, there can be no assurance that such a market will exist at any particular time. Closing transactions can be made for OTC options only by negotiating directly with the counterparty, or by a transaction in the secondary market if any such market exists. Although the Fund will enter into OTC options only with counterparties that are expected to be capable of entering into closing transactions with the Fund, there is no assurance that the Fund will in fact be able to close out an OTC option at a favorable price prior to expiration. In the event of insolvency of the counterparty, the Fund might be unable to close out an OTC option position at any time prior to its expiration. If the Fund were unable to effect a closing transaction for an option it had purchased, it would have to exercise the option to realize any profit.

         The Fund may engage in options transactions on indices in much the same manner as the options on securities discussed above, except the index options may serve as a hedge against overall fluctuations in the securities market in general.

         The writing and purchasing of options is a highly specialized activity that involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. Imperfect correlation between the options and securities markets may detract from the effectiveness of attempted hedging.

         SPREAD TRANSACTIONS. The Fund may use spread transactions for any lawful purpose consistent with the Fund's investment objective such as hedging or managing risk, but not for speculation. The Fund may purchase covered spread options from securities dealers. Such covered spread options are not presently exchange-listed or exchange-traded. The purchase of a spread option gives the Fund the right to put, or sell, a security that it owns at a fixed dollar spread or fixed yield spread in relationship to another security that the Fund does not own, but which is used as a benchmark. The risk to the Fund in purchasing covered spread options is the cost of the premium paid for the spread option and any transaction costs. In addition, there is no assurance that closing transactions will be available. The purchase of spread options will be used to protect the Fund against adverse changes in prevailing credit quality spreads, i.e., the yield spread between high quality and lower quality securities. Such protection is only provided during the life of the spread option.

         FUTURES CONTRACTS. The Fund may use futures contracts for any lawful purpose consistent with the Fund's investment objective such as hedging and managing risk but not for speculation. The Fund may enter into futures contracts, including interest rate, index, and currency futures. The Fund may also purchase put and call options, and write covered put and call options, on futures in which it is allowed to invest. The purchase of futures or call options thereon can serve as a long hedge, and the sale of futures or the purchase of put options thereon can serve as a short hedge. Writing covered call options on futures contracts can serve as a limited short hedge, and writing covered put options on futures contracts can serve as a limited long hedge, using a strategy similar to that used for writing covered options in securities. The Fund's hedging may include purchases of futures as an offset against the effect of expected increases in currency exchange rates and securities prices and sales of futures as an offset against the effect of expected declines in currency exchange rates and securities prices.

         To the extent required by regulatory authorities, the Fund may enter into futures contracts that are traded on national futures exchanges and are standardized as to maturity date and underlying financial instrument. Futures exchanges and trading are regulated under the CEA by the CFTC. Although techniques other than sales and purchases of futures contracts could be used to reduce the Fund's exposure to market, currency, or interest rate fluctuations, the Fund may be able to hedge its exposure more effectively and perhaps at a lower cost through using futures contracts.

         An interest rate futures contract provides for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument (e.g., debt security) or currency for a specified price at a designated date, time, and place. An index futures contract is an agreement pursuant to which the parties agree to take or make delivery of an amount of cash equal to the difference between the value of the index at the close of the last trading day of the contract and the price at which the index futures contract was originally written. Transaction costs are incurred when a futures contract is bought or sold and margin deposits must be maintained. A futures contract may be satisfied by delivery or purchase, as the case may be, of the instrument or the currency or by payment of the change in the cash value of the index. More commonly, futures contracts are closed out prior to delivery by entering into an offsetting transaction in a matching futures contract. Although the value of an index might be a function of the value of certain specified securities, no physical delivery of those securities is made. If the offsetting purchase price is less than the original sale price, the Fund realizes a gain; if it is more, the Fund realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price, the Fund realizes a gain; if it is less, the Fund realizes a loss. The transaction costs must also be included in these calculations. There can be no assurance, however, that the Fund will be able to enter into an offsetting transaction with respect to a particular futures contract at a particular time. If the Fund is not able to enter into an offsetting transaction, the Fund will continue to be required to maintain the margin deposits on the futures contract.

         No price is paid by the Fund upon entering into a futures contract. Instead, at the inception of a futures contract, the Fund is required to deposit in a segregated account with its custodian, in the name of the futures broker through whom the transaction was effected, "initial margin," consisting of cash, U.S. government securities or other liquid, high-grade debt obligations, in an amount generally equal to 10% or less of the contract value. Margin must also be deposited when writing a call or put option on a futures contract, in accordance with applicable exchange rules. Unlike margin in securities transactions, initial margin on futures contracts does not represent a borrowing, but rather is in the nature of a performance bond or good-faith deposit that is returned to the Fund at the termination of the transaction if all contractual obligations have been satisfied. Under certain circumstances, such as periods of high volatility, the Fund may be required by an exchange to increase the level of its initial margin payment, and initial margin requirements might be increased generally in the future by regulatory action.

         Subsequent "variation margin" payments are made to and from the futures broker daily as the value of the futures position varies, a process known as "marking to market." Variation margin does not involve borrowing, but rather represents a daily settlement of the Fund's obligations to or from a futures broker. When the Fund purchases an option on a future, the premium paid plus transaction costs is all that is at risk. In contrast, when the Fund purchases or sells a futures contract or writes a call or put option thereon, it is subject to daily variation margin calls that could be substantial in the event of adverse price movements. If the Fund has insufficient cash to meet daily variation margin requirements, it might need to sell securities at a time when such sales are disadvantageous. Purchasers and sellers of futures positions and options on futures can enter into offsetting closing transactions by selling or purchasing, respectively, an instrument identical to the instrument held or written. Positions in futures and options on futures may be closed only on an exchange or board of trade that provides a secondary market. The Fund intends to enter into futures transactions only on exchanges or boards of trade where there appears to be a liquid secondary market. However, there can be no assurance that such a market will exist for a particular contract at a particular time.

         Under certain circumstances, futures exchanges may establish daily limits on the amount that the price of a future or option on a futures contract can vary from the previous day's settlement price; once that limit is reached, no trades may be made that day at a price beyond the limit. Daily price limits do not limit potential losses because prices could move to the daily limit for several consecutive days with little or no trading, thereby preventing liquidation of unfavorable positions.

         If the Fund were unable to liquidate a futures or option on a futures contract position due to the absence of a liquid secondary market or the imposition of price limits, it could incur substantial losses. The Fund would continue to be subject to market risk with respect to the position. In addition, except in the case of purchased options, the Fund would continue to be required to make daily variation margin payments and might be required to maintain the position being hedged by the future or option or to maintain certain liquid securities in a segregated account.

         Certain characteristics of the futures market might increase the risk that movements in the prices of futures contracts or options on futures contracts might not correlate perfectly with movements in the prices of the investments being hedged. For example, all participants in the futures and options on futures contracts markets are subject to daily variation margin calls and might be compelled to liquidate futures or options on futures contracts positions whose prices are moving unfavorably to avoid being subject to further calls. These liquidations could increase the price volatility of the instruments and distort the normal price relationship between the futures or options and the investments being hedged. Also, because initial margin deposit requirements in the futures markets are less onerous than margin requirements in the securities markets, there might be increased participation by speculators in the future markets. This participation also might cause temporary price distortions. In addition, activities of large traders in both the futures and securities markets involving arbitrage, "program trading," and other investment strategies might result in temporary price distortions.

         FOREIGN CURRENCIES. The Fund may purchase and sell foreign currency on a spot basis, and may use currency-related derivatives instruments such as options on foreign currencies, futures on foreign currencies, options on futures on foreign currencies and forward currency contracts (i.e., an obligation to purchase or sell a specific currency at a specified future date, which may be any fixed number of days from the contract date agreed upon by the parties, at a price set at the time the contract is entered into). The Fund may use these instruments for hedging or any other lawful purpose consistent with its investment objective, including transaction hedging, anticipatory hedging, cross hedging, proxy hedging, and position hedging. The Fund's use of currency-related derivative instruments will be directly related to the Fund's current or anticipated portfolio securities, and the Fund may engage in transactions in currency-related derivative instruments as a means to protect against some or all of the effects of adverse changes in foreign currency exchange rates on its portfolio investments. In general, if the currency in which a portfolio investment is denominated appreciates against the U.S. dollar, the dollar value of the security will increase. Conversely, a decline in the exchange rate of the currency would adversely effect the value of the portfolio investment expressed in U.S. dollars.

         For example, the Fund might use currency-related derivative instruments to "lock in" a U.S. dollar price for a portfolio investment, thereby enabling the Fund to protect itself against a possible loss resulting from an adverse change in the relationship between the U.S. dollar and the subject foreign currency during the period between the date the security is purchased or sold and the date on which payment is made or received. The Fund also might use currency-related derivative instruments when the Adviser believes that one currency may experience a substantial movement against another currency, including the U.S. dollar, and it may use currency-related derivative instruments to sell or buy the amount of the former foreign currency, approximating the value of some or all of the Fund's portfolio securities denominated in such foreign currency. Alternatively, where appropriate, the Fund may use currency-related derivative instruments to hedge all or part of its foreign currency exposure through the use of a basket of currencies or a proxy currency where such currency or currencies act as an effective proxy for other currencies. The use of this basket hedging technique may be more efficient and economical than using separate currency-related derivative instruments for each currency exposure held by the Fund. Furthermore, currency-related derivative instruments may be used for short hedges - for example, the Fund may sell a forward currency contract to lock in the U.S. dollar equivalent of the proceeds from the anticipated sale of a security denominated in a foreign currency.

         In addition, the Fund may use a currency-related derivative instrument to shift exposure to foreign currency fluctuations from one foreign country to another foreign country where the Adviser believes that the foreign currency exposure purchased will appreciate relative to the U.S. dollar and thus better protect the Fund against the expected decline in the foreign currency exposure sold. For example, if the Fund owns securities denominated in a foreign currency and the Adviser believes that currency will decline, it might enter into a forward contract to sell an appropriate amount of the first foreign currency, with payment to be made in a second foreign currency that the Adviser believes would better protect the Fund against the decline in the first security than would a U.S. dollar exposure. Hedging transactions that use two foreign currencies are sometimes referred to as "cross hedges." The effective use of currency-related derivative instruments by the Fund in a cross hedge is dependent upon a correlation between price movements of the two currency instruments and the underlying security involved, and the use of two currencies magnifies the risk that movements in the price of one instrument may not correlate or may correlate unfavorably with the foreign currency being hedged. Such a lack of correlation might occur due to factors unrelated to the value of the currency instruments used or investments being hedged, such as speculative or other pressures on the markets in which these instruments are traded.

         The Fund also might seek to hedge against changes in the value of a particular currency when no hedging instruments on that currency are available or such hedging instruments are more expensive than certain other hedging instruments. In such cases, the Fund may hedge against price movements in that currency by entering into transactions using currency-related derivative instruments on another foreign currency or a basket of currencies, the values of which the Adviser believes will have a high degree of positive correlation to the value of the currency being hedged. The risk that movements in the price of the hedging instrument will not correlate perfectly with movements in the price of the currency being hedged is magnified when this strategy is used.

         The use of currency-related derivative instruments by the Fund involves a number of risks. The value of currency-related derivative instruments depends on the value of the underlying currency relative to the U.S. dollar. Because foreign currency transactions occurring in the interbank market might involve substantially larger amounts than those involved in the use of such derivative instruments, the Fund could be disadvantaged by having to deal in the odd lot market (generally consisting of transactions of less than $1 million) for the underlying foreign currencies at prices that are less favorable than for round lots (generally consisting of transactions of greater than $1 million).

         There is no systematic reporting of last sale information for currencies or any regulatory requirement that quotations available through dealers or other market sources be firm or revised on a timely basis. Quotation information generally is representative of very large transactions in the interbank market and thus might not reflect odd-lot transactions where rates might be less favorable. The interbank market in foreign currencies is a global, round-the-clock market. To the extent the U.S. options or futures markets are closed while the markets for the underlying currencies remain open, significant price and rate movements might take place in the underlying markets that cannot be reflected in the markets for the derivative instruments until they re-open.

         Settlement of transactions in currency-related derivative instruments might be required to take place within the country issuing the underlying currency. Thus, the Fund might be required to accept or make delivery of the underlying foreign currency in accordance with any U.S. or foreign regulations regarding the maintenance of foreign banking arrangements by U.S. residents and might be required to pay any fees, taxes and charges associated with such delivery assessed in the issuing country.

         When the Fund engages in a transaction in a currency-related derivative instrument, it relies on the counterparty to make or take delivery of the underlying currency at the maturity of the contract or otherwise complete the contract. In other words, the Fund will be subject to the risk that it may sustain a loss as a result of the failure of the counterparty to comply with the terms of the transaction. The counterparty risk for exchange-traded instruments is generally less than for privately-negotiated or OTC currency instruments, since generally a clearing agency, which is the issuer or counterparty to each instrument, provides a guarantee of performance. For privately-negotiated instruments, there is no similar clearing agency guarantee. In all transactions, the Fund will bear the risk that the counterparty will default, and this could result in a loss of the expected benefit of the transaction and possibly other losses to the Fund. The Fund will enter into transactions in currency-related derivative instruments only with counterparties that the Adviser reasonably believes are capable of performing under the contract.

         Purchasers and sellers of currency-related derivative instruments may enter into offsetting closing transactions by selling or purchasing, respectively, an instrument identical to the instrument purchased or sold. Secondary markets generally do not exist for forward currency contracts, with the result that closing transactions generally can be made for forward currency contracts only by negotiating directly with the counterparty. Thus, there can be no assurance that the Fund will, in fact, be able to close out a forward currency contract (or any other currency-related derivative instrument) at a time and price favorable to the Fund. In addition, in the event of insolvency of the counterparty, the Fund might be unable to close out a forward currency contract at any time prior to maturity. In the case of an exchange-traded instrument, the Fund will be able to close the position out only on an exchange which provides a market for the instruments. The ability to establish and close out positions on an exchange is subject to the maintenance of a liquid market, and there can be no assurance that a liquid market will exist for any instrument at any specific time. In the case of a privately-negotiated instrument, the Fund will be able to realize the value of the instrument only by entering into a closing transaction with the issuer or finding a third party buyer for the instrument. While the Fund will enter into privately-negotiated transactions only with entities who are expected to be capable of entering into a closing transaction, there can be no assurance that the Fund will, in fact, be able to enter into such closing transactions.

         The precise matching of currency-related derivative instrument amounts and the value of the portfolio securities involved generally will not be possible because the value of such securities, measured in the foreign currency, will change after the currency-related derivative instrument position has been established. Thus, the Fund might need to purchase or sell foreign currencies in the spot (cash) market. The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain.

         Permissible foreign currency options will include options traded primarily in the OTC market. Although options on foreign currencies are traded primarily in the OTC market, the Fund will normally purchase or sell OTC options on foreign currency only when the Adviser reasonably believes a liquid secondary market will exist for a particular option at any specific time.

         There will be a cost to the Fund of engaging in transactions in currency-related derivative instruments that will vary with factors such as the contract or currency involved, the length of the contract period and the market conditions then prevailing. In using these instruments, the Fund may have to pay a fee or commission or, in cases where the instruments are entered into on a principal basis, foreign exchange dealers or other counterparties will realize a profit based on the difference ("spread") between the prices at which they are buying and selling various currencies. Thus, for example, a dealer may offer to sell a foreign currency to the Fund at one rate, while offering a lesser rate of exchange should the Fund desire to resell that currency to the dealer.

         When required by the SEC guidelines, the Fund will set aside permissible liquid assets in segregated accounts or otherwise cover its potential obligations under currency-related derivatives instruments. To the extent the Fund's assets are so set aside, they cannot be sold while the corresponding currency position is open, unless they are replaced with similar assets. As a result, if a large portion of the Fund's assets are so set aside, this could impede portfolio management or the Fund's ability to meet redemption requests or other current obligations.

         The Adviser's decision to engage in a transaction in a particular currency-related derivative instrument will reflect the Adviser's judgment that the transaction will provide value to the Fund and its shareholders and is consistent with the Fund's objectives and policies. In making such a judgment, the Adviser will analyze the benefits and risks of the transaction and weigh them in the context of the Fund's entire portfolio and objectives. The effectiveness of any transaction in a currency-related derivative instrument is dependent on a variety of factors, including the Adviser's skill in analyzing and predicting currency values and upon a correlation between price movements of the currency instrument and the underlying security. There might be imperfect correlation, or even no correlation, between price movements of an instrument and price movements of investments being hedged. Such a lack of correlation might occur due to factors unrelated to the value of the investments being hedged, such as speculative or other pressures on the markets in which these instruments are traded. In addition, the Fund's use of currency-related derivative instruments is always subject to the risk that the currency in question could be devalued by the foreign government. In such a case, any long currency positions would decline in value and could adversely affect any hedging position maintained by the Fund.

         The Fund's dealing in currency-related derivative instruments will generally be limited to the transactions described above. However, the Fund reserves the right to use currency-related derivatives instruments for different purposes and under different circumstances. Of course, the Fund is not required to use currency-related derivatives instruments and will not do so unless deemed appropriate by the Adviser. It should also be realized that use of these instruments does not eliminate, or protect against, price movements in the Fund's securities that are attributable to other (i.e., non-currency related) causes. Moreover, while the use of currency-related derivatives instruments may reduce the risk of loss due to a decline in the value of a hedged currency, at the same time the use of these instruments tends to limit any potential gain which may result from an increase in the value of that currency.

         ADDITIONAL DERIVATIVE INSTRUMENTS AND STRATEGIES. In addition to the derivative instruments and strategies described above, the Adviser expects to discover additional derivative instruments and other hedging or risk management techniques. The Adviser may utilize these new derivative instruments and techniques to the extent that they are consistent with the Fund's investment objective and permitted by the Fund's investment limitations, operating policies, and applicable regulatory authorities.

DEPOSITARY RECEIPTS AND FOREIGN SECURITIES

         The Fund may invest up to 20% of its net assets in foreign securities directly or by purchasing depositary receipts, including American Depositary Receipts ("ADRs") and European Depositary Receipts ("EDRs") or other securities convertible into securities or issuers based in foreign countries. These securities may not necessarily be denominated in the same currency as the securities into which they may be converted. Generally, ADRs, in registered form, are denominated in U.S. dollars and are designed for use in the U.S. securities markets, while EDRs, in bearer form, may be denominated in other currencies and are designed for use in European securities markets. ADRs are receipts typically issued by a U.S. bank or trust company evidencing ownership of the underlying securities. EDRs are European receipts evidencing a similar arrangement. For purposes of the Fund's investment objectives, ADRs and EDRs are deemed to have the same classification as the underlying securities they represent. Thus, an ADR or EDR representing ownership of common stock will be treated as common stock.

         ADR facilities may be established as either "unsponsored" or "sponsored." While ADRs issued under these two types of facilities are in some respects similar, there are distinctions between them relating to the rights and obligations of ADR holders and the practices of market participants. For example, a non-sponsored depositary may not provide the same shareholder information that a sponsored depositary is required to provide under its contractual arrangements with the issuer, including reliable financial statements. Under the terms of most sponsored arrangements, depositories agree to distribute notices of shareholder meetings and voting instructions, and to provide shareholder communications and other information to the ADR holders at the request of the issuer of the deposited securities.

         Investments in securities of foreign issuers involve risks which are in addition to the usual risks inherent in domestic investments. In many countries there is less publicly available information about issuers than is available in the reports and ratings published about companies in the United States. Additionally, foreign countries are not subject to uniform accounting, auditing and financial reporting standards. Other risks inherent in foreign investments include expropriation; confiscatory taxation; withholding taxes on dividends or interest; less extensive regulation of foreign brokers, securities markets, and issuers; costs incurred in conversions between currencies; possible delays in settlement in foreign securities markets; limitations on the use or transfer of assets (including suspension of the ability to transfer currency from a given country); the difficulty of enforcing obligations in other countries; diplomatic developments; and political or social instability. Foreign economies may differ favorably or unfavorably from the U.S. economy in various respects and many foreign securities are less liquid and their prices are more volatile than comparable U.S. securities. From time to time foreign securities may be difficult to liquidate rapidly without adverse price effects. Certain costs attributable to foreign investing, such as custody charges and brokerage costs, may be higher than those attributable to domestic investment. The value of the Fund's assets denominated in foreign currencies will increase or decrease in response to fluctuations in the value of those foreign currencies relative to the U.S. dollar. Currency exchange rates can be volatile at times in response to supply and demand in the currency exchange markets, international balances of payments, governmental intervention, speculation and other political and economic conditions

WARRANTS

         The Fund may invest in warrants, valued at the lower of cost or market value, if, after giving effect thereto, not more than 5% of its net assets will be invested in warrants other than warrants acquired in units or attached to other securities. Warrants are options to purchase equity securities at a specific price for a specific period of time. They do not represent ownership of the securities but only the right to buy them. Investing in warrants is purely speculative in that they have no voting rights, pay no dividends and have no rights with respect to the assets of the corporation issuing them. In addition, the value of a warrant does not necessarily change with the value of the underlying securities, and a warrant ceases to have value if it is not exercised prior to its expiration date.

SHORT SALES AGAINST THE BOX

         The Fund may sell securities short against the box to hedge unrealized gains on portfolio securities. Selling securities short against the box involves selling a security that the Fund owns or has the right to acquire, for delivery at a specified date in the future. If the Fund sells securities short against the box, it may protect unrealized gains, but will lose the opportunity to profit on such securities if the price rises.

BORROWING

         The Fund is authorized to borrow money from banks and make other investments or engage in other transactions permissible under the 1940 Act which may be considered a borrowing (such as reverse repurchase agreements), provided that the amount borrowed may not exceed 33 1/3% of the value of the Fund's net assets. The Fund's borrowings create an opportunity for greater return to the Fund and, ultimately, the Fund's shareholders, but at the same time increase exposure to losses. In addition, interest payments and fees paid by the Fund on any borrowings may offset or exceed the return earned on borrowed funds. The Fund currently intends to borrow money only for temporary, extraordinary or emergency purposes.

LENDING PORTFOLIO SECURITIES

         The Fund may lend portfolio securities with a value not exceeding 33 1/3% of the Fund's total assets to brokers or dealers, banks or other institutional borrowers of securities as a means of earning income. In return, the Fund will receive collateral in cash or money market instruments. Such collateral will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The purpose of such securities lending is to permit the borrower to use such securities for delivery to purchasers when such borrower has sold short. The Fund will continue to receive the equivalent of the interest or dividends paid by the issuer of the securities lent, and the Fund may also receive interest on the investment of collateral, or a fee from the borrower as compensation for the loan. The Fund may pay reasonable custodial and administrative fees in connection with the loan. The Fund will retain the right to call, upon notice, lent securities. While there may be delays in recovery or even a loss of right in collateral should the borrower fail financially, the Fund's investment adviser will review the creditworthiness of the entities to which such loans are made to evaluate those risks. Although the Fund is authorized to lend securities, the Fund does not presently intend to engage in lending.

CONCENTRATION

         The Fund has adopted a fundamental investment policy which prohibits the Fund from investing more than 25% of its assets in the securities of companies in any one industry. An industry is defined as a business-line subsector of a stock-market sector. While the Fund may be heavily invested in a single market sector like technology or health care, for example, it will not invest more than 25% of its assets in securities of companies in any one industry or subsector. Technology industries or subsectors include networking, telecommunications, software, semiconductors, and voice-processing business lines. Health care industries or subsectors include medical devices and information systems business lines.

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

         Under the laws of the State of Wisconsin, the Board of Directors of the Fund is responsible for managing the Fund's business and affairs.

         The directors and officers of the Fund, together with information as to their principal business occupations during the last five years, and other information, are shown below. Each director and officer who is deemed an "interested person" of the Fund, as defined in the 1940 Act, is indicated by an asterisk.

        *Darwin F. Isaacson, age 47. Mr. Isaacson is the Treasurer and a Director of the Fund and has served in those capacities since 1998. Since 1991, Mr. Isaacson has been employed by North Central Trust Company ("North Central") and currently serves as a Vice President in the estate and financial planning area.

        *Kent Handel, age 45, is President and Secretary of the Fund since June 2002. Since 2001, Mr. Handel has been Chief Executive Officer of North Central. From April 1982 until July 2001, Mr. Handel served as a senior Vice President of Security National Bank. Mr. Handel received a B.A. in business from Morningside College and received further eduction from the National Trust School and the University of Wisconsin.

        John L. Sterling, age 52. Dr. Sterling is a Director of the Fund and has served in that capacity since February 2002. Since 1973, Dr. Sterling has been employed as a staff optometrist and is currently the section chair of optometry at Gundersen Lutheran Medical Center.

        Joseph T. Kastantin, age 55. Mr. Kastantin is a Director of the Fund and has served in that capacity since 1998. Since 1984, Mr. Kastantin has served as an Assistant Professor at the University of Wisconsin - La Crosse. From February 1997 until August 1998, he was employed by KPMG Slovakia as a training manager. Mr. Kastantin served as a Director of North Central from 1991 to 1994. Mr. Kastantin designs and trains International Accounting Standards material for KPMG Central Europe and KLegal International for two and one-half months each summer.

        Lois Z. Grubb, age 55. Ms. Grubb is a Director of the Fund and has served in that capacity since 2000. From 1998 to 2000, Ms. Grubb was a Vice President of Gundersen Lutheran Hospital. From 1996 to 1998, Ms. Grubb was a Vice President of CNA Insurance Co. From 1985 to 1996, Ms. Grubb served as the Executive Director, Human Resources at G.D. Searle. Ms. Grubb currently serves as a senior vice-president of Human Resources at Pharmerica, a pharmaceutical company.

         The Company has four directors. The address of each director and officer is 311 Main Street, La Crosse, Wisconsin 54602.

         The Fund and the Adviser have adopted a code of ethics under Rule 17j-1 of the 1940 Act which permits personnel subject to the code of ethics to invest in securities, including securities which may be purchased or held by the Fund, subject to certain limitations. Sunstone Distribution Services, LLC has adopted a code of ethics which permits personnel subject to the code of ethics to invest in securities, including securities which may be purchased or held by the Fund, subject to certain limitations.

         The following table sets forth information regarding the beneficial ownership of the Fund's outstanding shares as of January 31, 2002 by (i) each director and executive officer and (ii) all directors and executive officers as a group.

                                                 Dollar Range of
                                                Equity Securities                                     Percent of
           Name and Address (1)                    in the Fund             Number of Shares       Outstanding Shares
           --------------------                 -----------------          ----------------       ------------------
Steven J. Hulme(2)                                  $1000,000                    6,965                    *
Darwin F. Isaacson                                      $0                         0                      *
Joseph T. Kastantin                              $10,001-$50,000                 1,222                    *
Lois Z. Grubb                                           $0                         0                      *
John L. Sterling(3)                                     $0                         0                      *
All directors and executive officers as a
group (5 persons)                                 Over $100,000                  8,187                    *

---------------

* Less than 1% of the outstanding shares.

(1) The address of each director and officer is 311 Main Street, La Crosse, WI 54601.


(2) Mr. Hulme resigned as a Director and officer of the Company effective June 6, 2002. Kent Handel, an officer of the Adviser, was appointed President and Secretary of the Company on June 14, 2002. Mr. Handel does not own any shares in the Company.

(3) Dr. Sterling was elected to the Board by the Company's shareholders on February 28, 2002.


         Directors and officers of the Fund who are also officers, directors, or employees of the Adviser do not receive any remuneration from the Fund for serving as directors or officers. Accordingly, neither Mr. Hulme nor Mr. Isaacson received (or will receive) any remuneration from the Fund for their services as directors and/or officers. The following table provides information relating to compensation paid to directors of the Corporation for their services as such for the period from the close of business on October 31, 2000 to October 31, 2001.

                                                                Pension or Retirement
                                  Aggregate Compensation      Benefits Accrued As Part      Total Compensation From
             Name                        From Fund                of Fund Expenses          Fund Paid to Directors
             ----                 ----------------------      ------------------------      -----------------------

Ralph A. LaPoint, Director(2)             $1,000                          0                         $1,000
Joseph T. Kastantin, Director             $2,000                          0                         $2,000
Lois Z. Grubb, Director                   $2,000                          0                         $2,000

-----------

(1) Each director who is not deemed an "interested person" of the Fund, as defined in the 1940 Act, receives $500 for each Board of Directors meeting attended by such person and reimbursement of reasonable expenses incurred in connection therewith. The Board held four meetings during fiscal 2001.

(2)      Mr. LaPoint resigned from the Board during fiscal 2001.

CODE OF ETHICS
--------------------------------------------------------------------------------

         The Corporation and the Adviser have adopted an Amended and Restated Code of Ethics (the "Code of Ethics") under Rule 17j-1 of the 1940 Act which governs the personal trading activities of all "Access Persons." Access Persons generally include all directors and officers of the Corporation and the Adviser, as well as certain employees and control persons of the Corporation and the Adviser who have access to information regarding the purchase or sale of securities by the Corporation. The Code of Ethics is based upon the principle that Access Persons have a fiduciary duty to place the interests of Fund shareholders above their own.

         The Code of Ethics permits Access Persons to buy or sell securities for their own accounts, including securities that may be purchased or held by the Fund, subject to certain exceptions. The Code of Ethics requires all Access Persons to complete quarterly transaction reports, acknowledge receipt of the Code of Ethics and certify annually that they have complied with the Code of Ethics. All Access Persons who are not disinterested directors of the Corporation have additional reporting requirements. The Code of Ethics requires Access Persons (other than Access Persons who are disinterested directors of the Corporation) to preclear most securities transactions. The Code of Ethics also places other limitations on the acquisition of securities by Access Persons (other than Access Persons who are disinterested directors of the Corporation), including a ban on acquiring securities in an initial public offering, restrictions on the purchase of private placement securities and a prohibition from profiting on short-term trading in securities.


PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------

         As of January 31, 2002, the following persons owned of record or are known by the Fund to own beneficially 5% or more of the outstanding shares of the Fund:


                                                                                       Owned of Record or
                                                  Number of                               Beneficially
                Name and Address                    Shares            Percentage             or Both
                ----------------                  ---------           ----------       ------------------
      North Central Trust Company
      311 Main Street                             3,624,460             97.0%                Record
      La Crosse, WI  54601

      Reinhart Companies Profit Sharing Plan        265,375              7.1%              Beneficial
      201 Main Street, Suite 800
      LaCrosse, WI  54602

         Based on the foregoing, as of January 31, 2002, North Central owned a controlling interest in the Fund. Shareholders with a controlling interest could effect the outcome of proxy voting or the direction of management of the Fund. The amount of fund shares owned by Fund directors and officers as a group is less than 1% of the outstanding shares of the Fund.



INVESTMENT ADVISER
--------------------------------------------------------------------------------

         La Crosse Advisers, L.L.C. (the "Adviser") is the investment adviser to the Fund. The Adviser is a subsidiary of North Central, a state-chartered trust company bank.

         The investment advisory agreement between the Fund and the Adviser dated as of December 22, 1998 (the "Advisory Agreement") is required to be approved annually by the Board of Directors of the Fund or by vote of a majority of the Fund's outstanding voting securities. Each annual renewal must also be approved by the vote of a majority of the directors who are not parties to the Advisory Agreement or interested persons of any such party ("disinterested directors"), cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement was approved on December 18, 2001 by the full Board of Directors and a majority of the disinterested directors. The Board of Directors reviewed a memorandum prepared by Fund counsel regarding the duties of the Board of Directors with respect to its annual approval of the Advisory Agreement. The Board of

Directors then considered a number of factors, including the following: (i) the nature and extent of services to be provided by the Adviser, (ii) the Adviser's prior performance, (iii) the level of fees, costs and expense ratios, (iv) economies of scale attained by the Adviser due to growth in Fund assets, and (v) control of Fund operating expenses. The Advisory Agreement is terminable without penalty on 60 days' written notice by the Board of Directors, by vote of a majority of the Fund's outstanding voting securities, or by the Adviser, and will terminate automatically in the event of its assignment.

         Under the terms of the Advisory Agreement, the Adviser manages the Fund's investments and business affairs, subject to the supervision of the Board of Directors. At its expense, the Adviser provides office space and all necessary office facilities, equipment, and personnel for managing the investments of the Fund. As compensation for its services, the Corporation pays the Adviser an annual management fee of 0.75% of the Fund's average daily net assets. The advisory fee is accrued daily and paid monthly.

         For the fiscal year ended October 31, 2001, the Adviser waived a portion of its management fee and reimbursed a portion of the Fund's other expenses so that the Fund's total operating expenses (on an annual basis) did not exceed 1.00% of its average daily net assets. The Adviser has agreed for the period ending March 31, 2003 to waive its management fees and/or reimburse the Fund's operating expenses to the extent necessary to ensure that the total annual operating expenses for the Fund will not exceed 1.00% of average daily net assets. After such date, the Adviser may from time to time voluntarily waive all or a portion of its fee and/or absorb expenses for the Fund. Any waiver of fees or reimbursement of expenses will be made on a monthly basis and, with respect to the latter, will be paid to the Fund by reduction of the Adviser's fee. Any such waiver and/or reimbursement is subject to later adjustment during the term of the Advisory Agreement to allow the Adviser to recoup amounts waived and/or reimbursed to the extent actual fees and expenses are less than the expense limitation caps, provided, however, that the Adviser shall only be entitled to recoup such amounts for a maximum period of three years from the date such amount was waived or reimbursed. For the period from the close of business on October 31, 1999 to October 31, 2000, the Fund paid the Adviser $574,446 under the Advisory Agreement and the Adviser waived $108,800 of its management fee. For the period from the close of business on October 31, 2000 to October 31, 2001, the Fund paid the Adviser $528,792 under the Advisory Agreement and the Adviser waived $127,558 of its management fee.



FUND TRANSACTIONS AND BROKERAGE
--------------------------------------------------------------------------------

         Under the Advisory Agreement, the Adviser is responsible for decisions to buy and sell securities for the Fund and for the placement of the Fund's securities business, the negotiation of the commissions to be paid on such transactions, and the allocation of portfolio brokerage and principal business. Purchases may be made from brokers, dealers and, on occasion, issuers. The purchase price of securities purchased from a broker or dealer may include commissions and dealer spreads. The Fund may also pay mark-ups on principal transactions.

         In executing transactions on behalf of the Fund, the Adviser has no obligation to deal with any particular broker or dealer. Rather, the Adviser seeks to obtain the best execution at the best security price available with respect to each transaction. The best price means the best net price without regard to the mix between purchase or sale price and commission, if any. While the Adviser seeks reasonably competitive commission rates, the Fund does not necessarily pay the lowest available commission. Brokerage may be allocated based on the sale of the Fund's shares where best execution and price may be obtained from more than one broker or dealer.

         Section 28(e) of the Securities Exchange Act of 1934, as amended ("Section 28(e)"), permits an investment adviser, under certain circumstances, to cause an account to pay a broker or dealer who supplies brokerage and research services a commission for effecting a transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction. Brokerage and research services include (i) furnishing advice as to the value of securities, the advisability of investing, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities; (ii) furnishing analyses and reports concerning issuers, industries, sectors, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and (iii) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement, and custody).

         In selecting brokers or dealers, the Adviser considers investment and market information and other research, such as economic, securities, and performance measurement research provided by such brokers or dealers and the quality and reliability of brokerage services, including execution capability, performance, and financial responsibility. Accordingly, the commissions charged by any such broker or dealer may be greater than the amount another firm might charge if the Adviser determines in good faith that the amount of such commissions is reasonable in relation to the value of the research information and brokerage services provided by such broker or dealer to the Fund. The Adviser believes that the research information received in this manner provides the Fund with benefits by supplementing the research otherwise available to the Fund. Such higher commissions will not, however, be paid by the Fund unless (i) the Adviser determines in good faith that the amount is reasonable in relation to the services in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion; (ii) such payment is made in compliance with the provisions of Section 28(e) and other applicable state and federal laws; and (iii) in the opinion of the Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

         The aggregate amount of brokerage commissions paid by the Fund for the period from the close of business on October 31, 1999 to October 31, 2000 was $152,567, all of which amount was paid with respect to transactions for which research services were provided. During the period from the close of business on October 31, 1999 to October 31, 2000, the Fund did not acquire any stock of its regular brokers or dealers. The aggregate amount of brokerage commissions paid by the Fund for the period from the close of business on October 31, 2000 to October 31, 2001 was $104,406, all of which amount was paid with respect to transactions for which research services were provided. During the period from the close of business on October 31, 2000 to October 31, 2001, the Fund did acquire stock in Morgan Stanley Dean Witter & Co. in the amount of $1,418,680.

         The Adviser may place portfolio transactions for other advisory accounts in addition to the Fund. Research services furnished by firms through which the Fund effects its securities transactions may be used by the Adviser in servicing all of its accounts; that is, not all of such services may be used by the Adviser in connection with the Fund. The Adviser believes it is not possible to measure separately the benefits from research services received by each of the accounts (including the Fund) managed by it. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of those charged by another broker or dealer paid by each account for brokerage and research services will vary. However, the Adviser believes that such costs to the Fund will not be disproportionate to the benefits received by the Fund on a continuing basis. The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by the Fund and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to the Fund. There can be no assurance that a particular purchase or sale opportunity will be allocated to the Fund. In making such allocations between the Fund and other advisory accounts, certain factors considered by the Adviser are the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, and the size of investment commitments generally held.


CUSTODIAN
--------------------------------------------------------------------------------

         As custodian of the Fund's assets, North Central, 311 Main Street, La Crosse, Wisconsin 54602, the parent company of the Adviser, has custody of all securities and cash of the Fund, delivers and receives payment for portfolio securities sold, receives and pays for portfolio securities purchased, collects income from investments, if any, and performs other duties, all as directed by the officers of the Corporation. For the foregoing services, North Central receives from the Fund a fee, computed and payable monthly based on the average net asset value of the Fund at the annual rate of 0.01%, plus out-of-pocket expenses.

TRANSFER AGENT AND DIVIDEND-DISBURSING AGENT
--------------------------------------------------------------------------------

         Sunstone Financial Group, Inc. ("Sunstone"), 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233-2301, serves as the transfer agent and dividend-disbursing agent for the Fund.

         From time to time, the Corporation, on behalf of the Fund, directly or indirectly through arrangements with the Adviser, the Distributor (as defined below) or Sunstone, may pay amounts to third parties that provide transfer agent type services and other administrative services relating to the Fund to persons who beneficially have interests in the Fund, such as participants in 401(k) plans. These services may include, among other things, sub-accounting services, transfer agent type activities, answering inquiries relating to the Fund, transmitting proxy statements, annual reports, updated prospectuses, other communications regarding the Fund and related services as the Fund or beneficial owners may reasonably request. In such cases, the Fund will not pay fees based on the number of beneficial owners at a rate that is greater than the rate the Fund is currently paying Sunstone for providing these services to the Fund's shareholders.


ADMINISTRATOR AND FUND ACCOUNTANT
--------------------------------------------------------------------------------

         Sunstone also provides administrative and fund accounting services to the Fund pursuant to an administration and fund accounting agreement dated as of December 22, 1998 (the "Administrative Agreement"). Under the Administrative Agreement, Sunstone Financial calculates the daily net asset value of the shares; prepares and files all federal and state tax returns; oversees the Fund's insurance relationships; prepares filings relating to the qualification of the Fund's shares pursuant to state securities laws; compiles data for and prepares notices to the SEC; prepares financial statements for annual and semi-annual reports; monitors the Fund's expense accruals and performs securities valuations; monitors compliance with the Fund's investment policies; and generally assists in the Fund's administrative operations. For the foregoing services, Sunstone receives from the Fund a fee, computed daily and payable monthly based on the average net asset value of the Fund, at the annual rate of 0.28% which decreases as the assets of the Fund reach certain levels, subject to an annual minimum of $115,000, plus out-of-pocket expenses. For the periods from the close of business on December 31, 1998 (commencement of operations) to October 31, 1999 and October 31, 1999 to October 31, 2000, the Fund paid Sunstone $221,727 and $222,199, respectively, pursuant to the Administrative Agreement. For the period from the close of business on October 31, 2000 to October 31, 2001, the Fund paid Sunstone $215,026 pursuant to the Administrative Agreement. Sunstone is under common ownership with Sunstone Distribution Services, LLC, the Fund's distributor.


DISTRIBUTOR
--------------------------------------------------------------------------------

         Under a distribution agreement dated as of December 22, 1998 (the "Distribution Agreement"), Sunstone Distribution Services, LLC (the "Distributor") acts as the distributor of the Fund's shares. Under the Distribution Agreement, the Distributor shall offer shares of the Fund on a continuous basis and may engage in advertising and solicitation activities in connection therewith. The Distributor is not obligated to sell any certain number of shares of the Fund. The Distributor's principal business address is 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233-2301.


FINANCIAL INTERMEDIARIES
--------------------------------------------------------------------------------

         If you purchase or redeem shares of the Fund through a financial intermediary (such as a broker-dealer), certain features of the Fund relating to such transactions may not be available or may be modified. In addition, certain operational policies of the Fund, including those related to settlement and dividend accrual, may vary from those applicable to direct shareholders of the Fund and may vary among intermediaries. You should consult your financial intermediary for more information regarding these matters. Refer to "Transfer Agent and Dividend-Disbursing Agent" for information regarding certain fees paid by the Corporation to financial intermediaries. Certain financial intermediaries may charge you an advisory, transaction or other fee for their services. You will not be charged for such fees if you purchase or redeem your Fund shares directly from the Fund without the intervention of a financial intermediary.


PURCHASE AND PRICING OF SHARES
--------------------------------------------------------------------------------

         Shares of the Fund are offered to the public at the net asset value per share next computed after the time a properly completed purchase application and funds are received by Sunstone.

         The net asset value per share is determined as of the close of regular trading (generally 4:00 p.m., Eastern Time) on each day the New York Stock Exchange ("NYSE") is open for business. Purchase orders and redemption requests received on a day the NYSE is open for trading, prior to the close of trading on that day, will be valued as of the close of trading on that day. Applications for the purchase of shares and requests for the redemption of shares received after the close of trading on the NYSE will be valued as of the close of trading on the next day the NYSE is open. The Fund is not required to calculate its net asset value on days during which the Fund receives no orders to purchase or redeem shares. Net asset value per share is calculated by taking the fair value of the total assets of the Fund, including interest or dividends accrued, but not yet collected, less all liabilities, and dividing by the total number of shares outstanding of the Fund. The result, rounded to the nearest cent, is the net asset value per share.

         In determining net asset value, expenses are accrued and applied daily and securities and other assets for which market quotations are available are valued at fair value. Common stocks and other equity-type securities are valued at the last sales price on the national securities exchange or NASDAQ on which such securities are primarily traded, however, securities traded on a national securities exchange or NASDAQ for which there were no transactions on a given day, and securities not listed on a national securities exchange or NASDAQ, are valued at the average of the most recent bid and asked prices. Any securities or other assets for which market quotations are not readily available are valued at fair value as determined in good faith by the Board of Directors of the Fund or its delegate. The Board of Directors may approve the use of pricing services to assist the Fund in the determination of net asset value. All money market instruments held by the Fund will be valued on an amortized cost basis.


TAXATION OF THE FUND
--------------------------------------------------------------------------------

         The Fund intends to qualify annually for treatment as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended, and, if so qualified, will not be liable for federal income taxes to the extent earnings are distributed to shareholders on a timely basis. In the event the Fund fails to qualify as a "regulated investment company," it will be treated as a regular corporation for federal income tax purposes. Accordingly, the Fund would be subject to federal income taxes and any distributions that it makes would be taxable and non-deductible by the Fund. What this means for shareholders of the Fund is that the cost of investing in the Fund would increase. Under these circumstances, it would be more economical for shareholders to invest directly in securities held by the Fund, rather than invest indirectly in such securities through the Fund.

PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

         The Fund's historical performance or return may be shown in the form of various performance figures, including average annual total return, total return, and cumulative total return. The Fund's performance figures are based upon historical results and are not necessarily representative of future performance. Factors affecting the Fund's performance include general market conditions, operating expenses, investment management, and the imposition of sales charges. Any additional fees charged by a dealer or other financial services firm would reduce the returns described in this section.

TOTAL RETURN

         Average annual total return and total return figures measure both the net investment income generated by, and the effect of any realized and unrealized appreciation or depreciation of, the underlying investments of the Fund over a specified period of time, assuming the reinvestment of all dividends and distributions. Average annual total return figures are annualized and therefore represent the average annual percentage change over the specified period. Total return figures are not annualized and therefore represent the aggregate percentage or dollar value change over the period.

         The average annual total return of the Fund is computed by finding the average annual compounded rates of return over the periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                  P(1+T)n = ERV

                 P           =   a hypothetical initial payment of $1,000.
                 T           =   average annual total return.
                 n           =   number of years
                 ERV         =   ending redeemable value of a hypothetical
                                 $1,000 payment made at the beginning of the stated periods at the end of the stated periods.

         Performance for a specific period is calculated by first taking an investment (assumed to be $1,000) (the "initial investment") in the shares on the first day of the period and computing the "ending value" of that investment at the end of the period. The total return percentage is then determined by subtracting the initial investment from the ending value and dividing the remainder by the initial investment and expressing the result as a percentage. The calculation assumes that all income and capital gains dividends paid by the Fund have been reinvested at the net asset value of the shares on the reinvestment dates during the period. The calculation also assumes that all recurring fees have been charged to all shareholder accounts. Total return may also be shown as the increased dollar value of the hypothetical investment over the period.

         Cumulative total return represents the simple change in the value of an investment over a stated period and may be quoted as a percentage or as a dollar amount. Total returns may be broken down into their components of income and capital (including capital gains and changes in share price) in order to illustrate the relationship between these factors and their contributions to total return.

         The average annual total return for the Fund from inception (December 31, 1998) to October 31, 1999 was 5.16% and for the period October 31, 1999 to October 31, 2000 was 11.53%. The average annual return for the Fund for the period October 31, 2000 to October 31, 2001 was -17.26%. The average annual total return for the Fund for the 1-year period and over the life of Fund are as follows:

                                                                 1-Year       Life of Fund
                                                                 ------       ------------
      Return Before Taxes                                        -17.26%         -1.05%
      Return After Taxes on Distributions                        -17.76%         -1.58%
      Return After Taxes on Distributions and                    -10.15%         -0.92%
      Sale of Fund Shares

COMPARISONS

         From time to time, in marketing and other Fund literature, the performance of shares of the Fund may be compared to the performance of other mutual funds in general or to the performance of particular types of mutual funds with similar investment goals, as tracked by independent organizations. Among these organizations, Lipper, Inc. ("Lipper"), a widely used independent research firm which ranks mutual funds by overall performance, investment objectives, and assets, may be cited. Lipper performance figures are based on changes in net asset value, with all income and capital gains dividends reinvested. Shares of the Fund will be compared to Lipper's appropriate fund category; that is, by fund objective and portfolio holdings.

         The performance of the Fund may be compared in publications to averages, performance rankings, or other information prepared by recognized mutual fund statistical services. The Fund's performance may also be compared to the performance of other mutual funds by Morningstar, Inc. ("Morningstar"), which ranks funds on the basis of historical risk and total return. Morningstar's rankings range from five stars (highest) to one star (lowest) and represent Morningstar's assessment of the historical risk level and total return of a fund as a weighted average for 3, 5, and 10 year periods. Rankings are not absolute or necessarily predictive of future performance.

         Evaluations of the Fund's performance made by independent sources may also be used in advertisements concerning the Fund, including reprints of or selections from editorials or articles about the Fund. Sources for Fund performance and articles about the Fund may include publications such as Money, Forbes, Kiplinger's, Financial World, Business Week, U.S. News and World Report, The Wall Street Journal, Barron's, and a variety of investment newsletters.

         The Fund may compare the performance of the shares of the Fund to a wide variety of indices and measures of inflation, including the Lipper Large Cap Value Index. There are differences and similarities between the investments that the Fund may purchase and the investments measured by these indices. The performance of the Fund may be compared in publications to the performance of various indices and investments for which reliable performance data is available. The Fund's performance may also be discussed during television interviews of the Adviser personnel conducted by news organizations to be broadcast in the United States and elsewhere.



INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

         Arthur Andersen LLP, 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, has been selected as the independent accountant for the Fund.


FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The following audited financial statements of the Fund are incorporated herein by reference to the Fund's Annual Report dated October 31, 2001, as filed with the Securities and Exchange Commission on December 27, 2001:

                  (a)      Report of Independent Public Accountants.

                  (b)      Portfolio of Investments as of October 31, 2001.

                  (c)      Statement of Assets and Liabilities as of October 31,
                           2001.

                  (d)      Statement of Operations for the year ended October
                           31, 2001.

                  (e) Statement of Changes in Net Assets for the years ended October 31, 2001 and October 31, 2000.

                  (f) Financial Highlights for the years ended October 31, 2001 and October 31, 2000 and for the period from December 31, 1998 to October 31, 1999.

                  (g)      Notes to Financial Statements.

                                    APPENDIX

                               SHORT-TERM RATINGS

                STANDARD & POOR'S SHORT-TERM DEBT CREDIT RATINGS


         A Standard & Poor's credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations or a specific financial program. It takes into consideration the creditworthiness of guarantors, insurers or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The credit rating is not a recommendation to purchase, sell or hold a financial obligation, inasmuch as it does not comment as to market price or suitability for a particular investor.

         Credit ratings are based on current information furnished by the obligors or obtained by Standard & Poor's from other sources it considers reliable. Standard & Poor's does not perform an audit in connection with any credit rating and may, on occasion, rely on unaudited financial information. Credit ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, such information, or based on other circumstances.

         Short-term ratings are generally assigned to those obligations considered short-term in the relevant market. In the U.S., for example, that means obligations with an original maturity of no more than 365 days - including commercial paper. Short-term ratings are also used to indicate the creditworthiness of an obligor with respect to put features on long-term obligations. The result is a dual rating, in which the short-term rating addresses the put feature, in addition to the usual long-term rating.

         Ratings are graded into several categories, ranging from `A-1' for the highest quality obligations to `D' for the lowest. These categories are as follows:

         A-1 A short-term obligation rated `A-1' is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

         A-2 A short-term obligation rated `A-2' is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

         A-3 A short-term obligation rated `A-3' exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

         B A short-term obligation rated `B' is regarded as having significant speculative characteristics. The obligor currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

         C A short-term obligation rated `C' is currently vulnerable to nonpayment and is dependent upon favorable business, financial and economic conditions for the obligor to meet its financial commitment on the obligation.

         D A short-term obligation rated `D' is in payment default. The `D' rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The `D' rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

                         MOODY'S SHORT-TERM DEBT RATINGS

         Moody's short-term debt ratings are opinions of the ability of issuers to repay punctually senior debt obligations. These obligations have an original maturity not exceeding one year, unless explicitly noted. Moody's ratings are opinions, not recommendations to buy or sell, and their accuracy is not guaranteed.

         Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment ability of rated issuers:

         PRIME-1 Issuers rated 'Prime-1' (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repaying ability will often be evidenced by many of the following characteristics:

               o      Leading market positions in well-established industries.

               o      High rates of return on funds employed.

               o Conservative capitalization structure with moderate reliance on debt and ample asset protection.

               o Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

               o Well-established access to a range of financial markets and assured sources of alternate liquidity.

         PRIME-2 Issuers rated 'Prime-2' (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above, but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

         PRIME-3 Issuers rated 'Prime-3' (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

       NOT PRIME      Issuers rated 'Not Prime' do not fall within any of the
                      Prime rating categories.

           FITCH RATINGS INTERNATIONAL SHORT-TERM DEBT CREDIT RATINGS

         Fitch Rating's international debt credit ratings are applied to the spectrum of corporate, structured and public finance. They cover sovereign (including supranational and subnational), financial, bank, insurance and other corporate entities and the securities they issue, as well as municipal and other public finance entities, securities backed by receivables or other financial assets and counterparties. When applied to an entity, these short-term ratings assess its general creditworthiness on a senior basis. When applied to specific issues and programs, these ratings take into account the relative preferential position of the holder of the security and reflect the terms, conditions and covenants attaching to that security.

         International credit ratings assess the capacity to meet foreign currency or local currency commitments. Both "foreign currency" and "local currency" ratings are internationally comparable assessments. The local currency rating measures the probability of payment within the relevant sovereign state's currency and jurisdiction and therefore, unlike the foreign currency rating, does not take account of the possibility of foreign exchange controls limiting transfer into foreign currency.

         A short-term rating has a time horizon of less than 12 months for most obligations, or up to three years for U.S. public finance securities, and thus places greater emphasis on the liquidity necessary to meet financial commitments in a timely manner.

         F-1 Highest credit quality. Indicates the strongest capacity for timely payment of financial commitments; may have an added "+" to denote any exceptionally strong credit feature.

         F-2 Good credit quality. A satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

         F-3 Fair credit quality. The capacity for timely payment of financial commitments is adequate; however, near term adverse changes could result in a reduction to non-investment grade.

         B Speculative. Minimal capacity for timely payment of financial commitments, plus vulnerability to near term adverse changes in financial and economic conditions.

         C High default risk. Default is a real possibility. Capacity for meeting financial commitments is solely reliant upon a sustained, favorable business and economic environment.

         D        Default.  Denotes actual or imminent payment default.